UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         May 3, 2005

Cowlitz Bancorporation
(Exact Name of Registrant as specified in its charter)

Washington	0-23881	91 - 529841
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

927 Commerce Ave.
Longview, Washington 98632
Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code 360-423-9088

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

    Cowlitz Bancorporation ("Cowlitz") and its wholly owned subsidiary, Cowlitz Bank, entered into an Agreement and Plan of Reorganization (the "Merger Agreement") dated May 3, 2005, with AEA Bancshares, Inc., a Washington corporation ("AEA"), and Asia-Europe-Americas Bank ("AEA Bank"), a Washington state-chartered bank. Under the terms of the Merger Agreement, AEA will merge with Cowlitz, with Cowlitz as the surviving corporation, and AEA Bank will merge with Cowlitz Bank, with Cowitz Bank as the resulting bank.

     The transaction value will range between $5.8 million and $6.9 million, based on the Cowlitz closing price on May 2, 2005, depending on the outcome of certain matters prior to closing. The per share consideration amount paid to AEA shareholders will be converted into shares of Cowlitz common stock, based on a Cowlitz stock value of $11.34. The fixed Cowlitz stock value of $11.34 was determined based on the 20-trading day period that ended April 28, 2005. AEA shareholders will receive between approximately 514,000 and 618,000 shares of Cowlitz Bancorporation common stock for outstanding AEA common stock, assuming no positive adjustments to the total consideration.

     The purchase price may be subject to positive adjustments for certain pre- and post-closing recoveries from third parties. If positive adjustments increase the number of shares that Cowlitz would otherwise be required to issue to more than 19.9% of its outstanding common stock in the transaction, the excess would be paid in cash, and if the total consideration exceeds approximately $7,006,856, at Cowlitz's option, the excess may be paid in cash.

     Under certain circumstances, if Cowlitz's stock price declines before closing, relative to decreases in the Nasdaq Bank Index, AEA may terminate the Merger Agreement unless Cowlitz agrees to increase the value of the per share consideration paid to a specified minimum level.

     The Merger Agreement is subject to various rights of the parties to terminate the agreement and to receive reimbursement of transaction related expenses. In the event AEA's shareholders do not approve the merger, AEA would pay Cowlitz $200,000 for its transaction related expenses. Additionally, AEA would pay Cowlitz a termination fee of $575,000 under certain circumstances if the Merger Agreement is terminated and a third party acquires over 50% of AEA's outstanding common stock or merges with or purchases the assets of AEA.

     The parties have also agreed that, subject to certain conditions, if there is a change in the majority of Cowlitz's board of directors, without the consent of the current board, and subsequent thereto Cowlitz terminates the Merger Agreement due to certain circumstances, then Cowlitz will reimburse AEA for its transaction related expenses up to $200,000.

     Consummation of the merger and share exchange are subject to various conditions, including receipt of applicable regulatory approvals and approval by the shareholders of AEA. For information regarding the terms of the proposed transaction, reference is made to the press release dated May 4, 2005, which is attached as Exhibit 99.1.

     The above description of the Merger Agreement does not purport to be a complete statement of the parties' rights and obligations under the Merger Agreement and the transactions contemplated thereby. The above description is qualified in its entirety by reference to the Merger Agreement, a copy which is attached as Exhibit 2, and incorporated herein by reference.

Item 8.01    Other Events.

     The Registrant reported Item 1.01 above in a press release dated May 4, 2005, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(c)	Exhibits Index

Exhibits

2	Agreement and Plan of Reorganization by and among Cowlitz Bancorporation, Cowlitz Bank, AEA Bancshares, Inc., and Asia-Europe-Americas Bank, dated May 3, 2005.
99.1	Press Release

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWLITZ BANCORPORATION (Registrant)

Date:	May 4, 2005	By:	/s/ Richard J. Fitzpatrick
Richard J. Fitzpatrick, Chief Executive Officer

EXHIBIT 2

AGREEMENT AND PLAN OF REORGANIZATION

     by and among
Cowlitz Bancorporation,
Cowlitz Bank,
AEA Bancshares, Inc. and
Asia-Europe-Americas Bank

May 3, 2005

TABLE OF CONTENTS

1.	Definitions		5

2.	Mergers		12
	2.1	Transactions Pursuant to the Holding Company Plan of Merger	12
	2.2	Transactions Pursuant to the Bank Plan of Merger	13
	2.3	Per Share Consideration	13
	2.4	Exchange Procedures	14
	2.5	Dissenting Shares	15
	2.6	Anti-Dilution Provision	15
3.	Post Effective Date Recoveries		15
	3.1	AEA Right to Pursue Claims	15
	3.2	Other Recoveries	15
	3.3	Litigation Allowance	15
4.	Representations and Warranties of AEA		16
	4.1	Organization, Existence, and Authority	16
	4.2	Authorized and Outstanding Stock, Options, and Other Rights	16
	4.3	Financial Reports	16
	4.4	Corporate Records and Shareholder Communications	17
	4.5	No Holding Company, Joint Venture, or Other Subsidiaries	17
	4.6	Corporate and Shareholder Approval of Agreement, Binding Obligations	17
	4.7	No Defaults from Transaction	17
	4.8	Legal Proceedings	18
	4.9	Legal Compliance	18
	4.10	Loan Portfolio	19
	4.11	Environmental Matters. Except as set forth on Schedule 4.11:	20
	4.12	Contingent and Other Liabilities	20
	4.13	No Adverse Changes	20
	4.14	Regulatory Approvals Required	21
	4.15	Derivative Contracts; Structured Notes	21
	4.16	Investment Securities	22
	4.17	Tax Returns	22
	4.18	Real Property, Leased Personal Property	22
	4.19	Insurance	23
	4.20	Trademark	23
	4.21	Contracts and Agreements	23
	4.22	Employee Benefits	24
	4.23	Employment Disputes	26
	4.24	Reserve for Loan Losses	26
	4.25	Repurchase Agreements	26
	4.26	Shareholder List	26
	4.27	Interests of Directors and Others	26

A - i

	4.28	Schedules to this Agreement	26
	4.29	Brokers and Finders	27
	4.30	Information for Proxy/Prospectus	27
	4.31	Expenses	27
	4.32	Anti-takeover Provisions Inapplicable	27
5.	Representations and Warranties of Cowlitz		27
	5.1	Organization, Existence, and Authority	27
	5.2	Authorized and Outstanding Stock, Options, and Other Rights	28
	5.3	Financial Reports	28
	5.4	Corporate Records and Shareholder Communications	28
	5.5	No Holding Company, Joint Venture, or Other Subsidiaries	28
	5.6	Corporate and Shareholder Approval of Agreement, Binding Obligations	29
	5.7	No Defaults from Transaction	29
	5.8	Legal Proceedings	29
	5.9	Legal Compliance	29
	5.10	Loan Portfolio	30
	5.11	Environmental Matters	31
	5.12	Contingent and Other Liabilities	32
	5.13	No Adverse Changes	32
	5.14	Regulatory Approvals Required	33
	5.15	Derivative Contracts; Structured Notes	33
	5.16	Investment Securities	33
	5.17	Tax Returns	34
	5.18	Real Property, Leased Personal Property	34
	5.19	Insurance	34
	5.20	Trademarks	34
	5.21	Contracts and Agreements	35
	5.22	Employee Benefits	35
	5.23	Employment Disputes	37
	5.24	Reserve for Loan Losses	37
	5.25	Repurchase Agreements	37
	5.26	Interests of Directors and Others	37
	5.27	Schedules to this Agreement	38
	5.28	Brokers and Finders	38
	5.29	Information for Proxy/Prospectus	38
6.	Covenants of AEA		38
	6.1	Certain Actions	38
	6.2	No Solicitation	40
	6.3	Filing Reports and Returns, Payment of Taxes	41
	6.4	Preservation of Business	41
	6.5	Reasonable Efforts	41
	6.6	Continuing Accuracy of Representations and Warranties	41
	6.7	Updating the AEA Disclosure Schedule	42
	6.8	Rights of Access	42
	6.9	Registration Statement	42

A - ii

	6.10	Delivery of Reports	43
	6.11	Payment of Obligations	43
	6.12	Shareholder Meeting	43
	6.13	Approval of Bank Plan of Merger	43
	6.14	Title Reports	43
	6.15	Insurance	43
	6.16	Other Covenants	43
	6.17	Notice to Option Holders	43
	6.18	Other Actions	44
	6.19	Voting Agreement	44
7.	Covenants of Cowlitz		44
	7.1	Certain Actions	44
	7.2	Filing Reports and Returns, Payment of Taxes	45
	7.3	Preservation of Business	45
	7.4	Reasonable Efforts	45
	7.5	Continuing Accuracy of Representations and Warranties	45
	7.6	Updating the Schedules	45
	7.7	Rights of Access	46
	7.8	Proxy Statement	46
	7.9	Securities Registration	46
	7.10	Listing of Securities	46
	7.11	Other Actions	46
	7.12	Appointment to Cowlitz Board of Directors	46
	7.13	Employee Matters	47
	7.14	Indemnification of Directors and Officers; D&O Insurance	47
	7.15	Payment of Certain Indebtedness	48
	7.16	Reservation of Shares	48
	7.17	Reports	48
8.	Conditions to Obligations of Cowlitz		48
	8.1	Shareholder Approval	48
	8.2	No Litigation	48
	8.3	No Banking Moratorium	49
	8.4	Regulatory Approvals	49
	8.5	Compliance with Securities Laws	49
	8.6	Other Consents	49
	8.7	Corporate Documents	49
	8.8	Continuing Accuracy of Representations and Warranties	49
	8.9	Compliance with Covenants	49
	8.10	Settlement	49
	8.11	No Material Adverse Changes	50
	8.12	Certificate	50
	8.13	Tax Opinion	50
	8.14	Other Conditions	50
	8.15	Dissenting Shares	50
	8.16	Affiliate Letters	50

A - iii

8.17	Limit on Certain Expenses	50
8.18	Limit on NOL Carry-forwards	50
9. Conditions to Obligations of AEA		51
9.1	Shareholder Approval	51
9.2	No Litigation	51
9.3	No Banking Moratorium	51
9.4	Regulatory Approvals	51
9.5	Compliance with Securities Laws	51
9.6	Other Consents	51
9.7	Corporate Documents	51
9.8	Continuing Accuracy of Representations and Warranties	52
9.9	Compliance with Covenants	52
9.10	Tax Opinion	52
9.11	Certificate	52
9.12	Fairness Opinion	52
9.13	No Material Adverse Changes	52
10. Closing		52

11. Termination		53
11.1	Procedure for Termination	53
11.2	Effect of Termination	54
11.3	Return of Documents	55
12. Miscellaneous Provisions		55
12.1	Amendment or Modification	55
12.2	Public Statements	55
12.3	Confidentiality	55
12.4	Waivers and Extensions	56
12.5	Expenses	56
12.6	Binding Effect, No Assignment	56
12.7	Representations and Warranties	56
12.8	Remedies	56
12.9	No Benefit to Third Parties	56
12.10	Notices	56
12.11	Governing Law	57
12.12	Entire Agreement	57
12.13	Headings	57
12.14	Counterparts	57

A - iv

AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization is entered into effective May 3, 2005 (this "Agreement"), by and among Cowlitz Bancorporation ("Cowlitz"), Cowlitz Bank ("Cowlitz Bank"), AEA Bancshares, Inc. ("AEA") and Asia-Europe-Americas Bank ("AEA Bank").

RECITALS:

     A. Cowlitz is a Washington corporation and registered financial holding company, with its executive offices at 927 Commerce Avenue, Longview, Washington.

     B. Cowlitz Bank is a Washington state-chartered bank and a wholly-owned subsidiary of Cowlitz, with its principal office at 927 Commerce Avenue, Longview, Washington, doing business as Cowlitz Bank and Bay Bank.

     C. AEA is a Washington corporation and registered bank holding company, with its executive offices at 1505 Westlake Avenue North, Seattle, Washington.

     D. AEA Bank is a Washington state-chartered bank and a wholly-owned subsidiary of AEA, with its principal office at 1505 Westlake Avenue North, Seattle, Washington.

     E. The parties desire to enter into a strategic business combination pursuant to the terms of this Agreement in which AEA merges into Cowlitz (the "Holding Company Merger") and AEA Bank merges into Cowlitz Bank (the "Bank Merger"), with the former AEA Bank branch operating under the Bay Bank name.

     G. The boards of directors of each of Cowlitz and AEA and of Cowlitz Bank and AEA Bank have determined that it is in the best interests of their respective corporations and shareholders to consummate the Holding Company Merger, the Bank Merger and the other transactions contemplated by this Agreement and have approved the execution of this Agreement.

     H. The parties intend that the transactions contemplated hereby shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

     In consideration of the foregoing, and of the representations and warranties, covenants and agreements herein contained, the parties enter into this Agreement and agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the definitions given:

    (a) "AEA" has the meaning set forth in the Recitals.

    (b) "AEA Bank" has the meaning set forth in the Recitals.

    (c) "AEA Common Stock" means the shares of common stock, $1.00 par value, of AEA.

    (d) "AEA Financial Reports" means (1) AEA's audited consolidated balance sheets as of December 31 for the fiscal years 2002, 2003, and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2002, 2003 and 2004, and (2) AEA Bank's Call Report for the fiscal year ended December 31, 2004 and all Call Reports filed or to be filed subsequent to December 31, 2004.

    (e) "AEA Material Financial Change" means a decrease by more than $588,000 in AEA's shareholders' equity, based on a comparison of the amount of AEA's shareholders' equity as set forth in the audited AEA Financial Report as of December 31, 2004 and the amount of shareholders' equity set forth on an updated balance sheet as of a date ten (10) days prior to the Anticipated Closing Date ("Closing Shareholders' Equity"). For purpose of calculating Closing Shareholder's Equity, Cowlitz may conduct a loan review to determine whether any additional loan loss provision is required to supplement Cowlitz's estimation of appropriate reserves as of the date hereof, which is set forth in Schedule 1(e)-A ("Cowlitz Reserves"). If AEA and Cowlitz do not agree on the appropriate additional provision, at Cowlitz's expense, the appropriate reserve amount will be determined upon review of those loans in question by Buccola & Associates or RMS McGladrey or if neither is available, by another independent loan reviewer mutually agreeable to the parties (the "Independent Reviewer"). For purposes of calculating Closing Shareholder's Equity, at least five (5) days prior to the Anticipated Closing Date, AEA will provide Cowlitz with a list of suspense, holdover, and in process account items, dated as of a date ten (10) days prior to the Anticipated Closing Date, that are in excess of $5,000 individually or $25,000 in the aggregate, together with a description of each item. Cowlitz will determine which items should be charged-off for purposes of calculating Closing Shareholders' Equity and if AEA does not agree with Cowlitz's assessment, the issue will be resolved by the Independent Reviewer, or another reviewer with the necessary operational expertise, as mutually agreed by Cowlitz and AEA.

Closing Shareholders' Equity shall be measured in accordance with GAAP (except that changes in AEA's investment portfolio will not be reflected in Closing Shareholders' Equity) and adjusted as follows:

    Increased by after-tax effects of:

        (1) certain increases to AEA's allowance for loan losses, as described on Schedule 1(e)-B;

        (2) for any fully settled loan, the amount by which the full settlement amount exceeds the loan's principal amount minus the Cowlitz Reserve for the loan;

        (3) the amount by which the Cowlitz Reserve for a particular loan is decreased upon review due to a substantial improvement in the loan;

        (4) the amount of the reduction to Total Consideration under Section 2.3.2(a);

        (5) the expense recorded by AEA for the payments required to be made to AEA's Interim President under his employment agreement upon a change of control;

        (6) all expenses recorded by AEA for investment banker fees, accounting fees, and legal expenses associated with negotiation, execution, and performance of this Agreement and the transactions contemplated hereunder;

        (7) the expense recorded by AEA for tail coverage for directors' and officers' liability insurance;

         (8) all expenses recorded by AEA, including related legal expenses, related to the matter referenced in Schedule 8.10, provided such amounts are within the reserve amount set forth in Schedule 8.10; Decreased by the after-tax effects (except to the extent the tax effects have already been accounted for) of:

        (9) appropriate additions to the Cowlitz Reserves, from the amounts shown on Schedule 1(e)-A, based on the determination of Cowlitz, or, if AEA disagrees, based on the determination of the Independent Reviewer;

        (10) the amount of the adjustments to Total Consideration under Section 2.3.2(b) and Section 2.3.2(c);

        (11) the present value, calculated at the rate of five percent (5%), of any undisclosed future payments related to any commitment or liability of AEA, which was not recorded or disclosed in the December 31, 2004 AEA Financial Report, or to which it subsequently becomes subject, without Cowlitz's written consent, not including those items set forth on Schedule 4.12; and

        (12) the amount of any item in suspense, holdover, or in process accounts that Cowlitz determines should be charged-off, or if AEA disagrees, as determined by the Independent Reviewer.

    (f) "AEA Option" means an option to purchase shares of AEA Common Stock.

    (g) "AEA Property" has the meaning set forth in Section 4.11.

    (h) "AEA Warrant" means a warrant to purchase shares of AEA Common Stock.

    (i) "Alternative Acquisition Transaction" means any event or series of events pursuant to which any Person (other than Cowlitz) would (i) merge or consolidate with AEA, with the result that the AEA shareholders hold less than 50% of the voting stock of the surviving entity, (ii) acquire 50% or more of the assets or liabilities of AEA or AEA Bank, or (iii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) stock or other securities representing or convertible into 50% or more of the voting stock of AEA or AEA Bank. Alternative Acquisition Transaction does not include any event or series of events pursuant to which AEA issues additional securities (a) for the limited purpose of satisfying, and strictly to the extent necessary to avoid a breach or violation of, any Regulatory Directive to which AEA or AEA Bank is subject, and (b) if this Agreement has not been terminated, the purchasers of the securities agree in writing to vote such securities in favor of approving this Agreement and the Mergers, and (c) if the transaction occurs prior to termination of this Agreement Cowlitz has been given copies of the transaction documents in advance of the sale of securities for its review.

    (j) "Anticipated Closing Date" means the date anticipated by the parties as the closing date for the transactions contemplated by this Agreement, as reflected on the most recent timeline distributed by Cowlitz's legal counsel to AEA's legal counsel.

    (k) "Bank Merger" has the meaning set forth in the Recitals.

    (l) "Bank Plan of Merger" means the Plan of Merger to be executed by Cowlitz Bank and AEA Bank and delivered to DFI for filing substantially in the form attached hereto as Exhibit B.

    (m) "Benefits Integration" has the meaning set forth in Section 7.13.

    (n) "Call Reports" means the consolidated Reports of Condition and Income filed by such bank with the FDIC and DFI.

    (o) "COBRA" has the meaning set forth in Section 4.22(e) . (p) "Code" means the Internal Revenue Code of 1986, as amended. (q) "Cowlitz" has the meaning set forth in the Recitals.

    (p) "Code" means the Internal Revenue Code of 1986, as amended.

    (q) "Cowlitz" has the meaning set forth in the Recitals.

    (r) "Cowlitz Bank" has the meaning set forth in the Recitals.

    (s) "Cowlitz Common Stock" means shares of common stock, no par value, of Cowlitz.

    (t) "Cowlitz Material Financial Change" means a decrease by more than $2 million in Cowlitz's shareholders' equity based on a comparison of Cowlitz's shareholders' equity as set forth in the Cowlitz Public Report as of December 31, 2004 and an updated balance sheet, prepared as of a date five (5) days prior to the Anticipated Closing Date (the "Closing Shareholders' Equity") in accordance with GAAP, except (i) changes in the investment portfolio will not be reflected in Closing Shareholders' Equity and (ii) the costs associated with the transactions contemplated by this Agreement shall not be deducted from Closing Shareholder's Equity. The present value of any future payments related to a liability that has not been disclosed in the Cowlitz Public Report as of December 31, 2004 or in a schedule to this Agreement shall be deducted from Closing Shareholders' Equity.

    (u) "Cowlitz Property" has the meaning set forth in Section 5.11.

    (v) "Cowlitz Public Reports" means the reports and other information required to be filed by Cowlitz with the SEC pursuant to the Exchange Act, together with the reports to shareholders required to be delivered by Cowlitz to its shareholders pursuant to Exchange Act Rule 14a-3.

    (w) "Cowlitz Reserves" has the meaning set forth in the definition of AEA Material Financial Change.

    (x) "Cowlitz Stock Closing Value" means the average closing price of Cowlitz Common Stock on the Nasdaq stock market for the 20 Trading Days ending five days before the Anticipated Closing Date.

    (y) "Cowlitz Stock Initial Value" means the average closing price of Cowlitz Common Stock on the Nasdaq stock market for the 20 Trading Days ending three trading days prior to the date hereof, which is $11.34.

    (z) "Derivative Contract" has the meaning set forth in Section 4.15.

    (aa) "Dissenting Shares" means all shares of AEA Common Stock that are held by shareholders who have perfected dissenter's rights pursuant to RCW Chapter 23B.13.

    (bb) "DFI" means the Washington State Department of Financial Institutions.

    (cc) "Effective Date" is the date on which the Articles of Merger for the Holding Company Merger are filed with the Washington Secretary of State.

    (dd) "Effective Time" is the time set forth in the Holding Company Plan of Merger at which the Holding Company Merger is effective.

    (ee) "Employee Benefit Plan" means an employee benefit plan as defined by Section 3 of ERISA.

    (ff) "Environmental Laws" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including but not limited to the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

    (gg) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    (hh) "ERISA Affiliate" has the meaning given in Section 414(b), (c), (m) or (o) of the Code.

    (ii) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and, to the extent the context requires, the rules promulgated thereunder.

    (jj) "Exchange Agent" means Mellon Investor Services LLC or such other company reasonably designated by Cowlitz and reasonably acceptable to AEA to perform the duties of Exchange Agent in this Agreement.

    (kk) "Exchange Ratio" has the meaning set forth in Section 2.1.4.

    (ll) "FDIC" means the Federal Deposit Insurance Corporation.

    (mm) "Federal Reserve" means the Board of Governors of the Federal Reserve System.

    (nn) "FHA" means the Federal Housing Administration.

    (oo) "FHLMC" means the Federal Home Loan Mortgage Corporation.

    (pp) "Fidelity Bond" means the financial institutions fidelity bond of AEA Bank with Lexington Insurance Company effective November 24, 2004.

    (qq) "Final Index" shall mean the closing price of the Nasdaq Bank Index as of two days prior to the Anticipated Closing Date.

    (rr) "FNMA" means the Federal National Mortgage Association.

    (ss) "GAAP" means generally accepted accounting principles in the United States.

    (tt) "GNMA" means the Government National Mortgage Association.

    (uu) "Hazardous Material" means any chemical, substance, material, object, condition, or waste harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes or combinations of them which are now or become prior to the Effective Date listed, defined or regulated in any manner by any federal, state or local law based, directly or indirectly, upon such properties or effects. Hazardous Material shall not include substances which meet prevailing industry standards for non-toxicity at the time of use, are used, handled and disposed of in accordance with safe and prudent commercial practices recognized at the time of use, handling or disposal, and are (i) used for maintenance, construction or cleaning of buildings and grounds, or (ii) used in the conduct of routine office and administrative activities. Hazardous Material also does not include immaterial quantities of fuel, oil or other materials released inadvertently from vehicles in the ordinary course of the operation of a property and cleaned up in accordance with reasonable property management procedures and applicable law.

    (vv) "Holding Company Articles of Merger" means articles of merger for the Holding Company Merger to be filed with the Washington Secretary of State.

    (ww) "Holding Company Merger" means the merger of AEA with and into Cowlitz in accordance with the Holding Company Plan of Merger.

    (xx) "Holding Company Plan of Merger" means the Plan of Merger to be executed by Cowlitz and AEA and delivered together with Articles of Merger to the Washington Secretary of State for filing substantially in the form attached hereto as Exhibit A.

    (yy) "Initial Index" means the closing price of the Nasdaq Bank Index as of two days prior to the date of this Agreement.

    (zz) "Knowledge" means, as to a party, the actual knowledge of an Officer of such party, and in the case of AEA, the actual knowledge of the members of AEA's board of directors.

    (aaa) "Litigation Allowance" has the meaning set forth in Section 3.3.

    (bbb) "Loans" has the meaning set forth in Section 4.10(a) .

    (ccc) "Material Adverse Effect" or "Material Adverse Change" means, with respect to AEA and AEA Bank, on the one hand, or Cowlitz and Cowlitz Bank, on the other, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of AEA and AEA Bank or Cowlitz and Cowlitz Bank, as applicable, taken as a whole or (ii) would materially impair the ability of AEA and AEA Bank or Cowlitz and Cowlitz Bank, as applicable, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse

Effect or Material Adverse Change shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect the party and its subsidiaries, as the case the may be, or (e) any act of terrorism or war (other than an act expressly directed at AEA or Cowlitz).

    (ddd) "Merger Consideration" means the merger consideration paid to AEA shareholders pursuant to the Bank Holding Company merger in accordance with Section 2.1.4.

    (eee) "Mergers" means the Holding Company Merger and the Bank Merger.

    (fff) "Nasdaq Bank Index Decrease" means the percentage decrease in Nasdaq Bank Index (symbol:IXBK) between the Initial Index and the Final Index.

    (ggg) "New Certificate" has the meaning set forth in Section 2.4.3.

    (hhh) "Officer" means the Chief Executive Officer, President, Chief Financial Officer, Chief Credit Officer, Chief Operating Officer or any Senior or Executive Vice President.

    (iii) "Old Certificate" has the meaning set forth in Section 2.4.3.

    (jjj) "PBGC" means the Pension Benefit Guaranty Corporation.

    (kkk) "Pension Benefit Plan" has the meaning set forth in Section 4.22(c) .

    (lll) "Per Share Consideration" has the meaning set forth in Section 2.3.1.

    (mmm)"Person" means any natural person or any other entity, person, or group. For purposes of this definition, the meaning of the term "group" shall be determined in accordance with Section 13(d)(3) of the Exchange Act.

    (nnn) "Plans of Merger" means the Bank Plan of Merger and the Holding Company Plan of Merger.

    (ooo) "Price Fill" means an adjustment to the Exchange Ratio such that the value of the shares of Cowlitz Common Stock issued in exchange for each share of AEA Common Stock, based on the Cowlitz Stock Closing Value, will equal the lesser of (i) 85% of the Per Share Consideration or, (ii) if the Nasdaq Bank Index has decreased, the quotient of the Final Index divided by the Initial Index less 0.15, multiplied by the Per Share Consideration.

    (ppp) "Proxy Statement" has the meaning set forth in Section 6.9.

    (qqq) "Regulatory Directive" has the meaning set forth in Section 4.9(a) .

    (rrr) "RCW" means the Revised Code of Washington.

    (sss) "SBA" means the Small Business Administration of the Department of Commerce.

    (ttt) "SEC" means the Securities and Exchange Commission.

    (uuu) "Securities Act" means the Securities Act of 1933, as amended, and to the extent the context requires, the rules promulgated thereunder.

    (vvv) "Shareholder Representative" means the Person designated as such in writing by AEA prior to the Effective Date.

    (www) "Significant Decline" means the Cowlitz Stock Closing Value is 15% less than the Cowlitz Stock Initial Value.

    (xxx) "Total Consideration" has the meaning in Section 2.3.

    (yyy) "Trading Day" means any day on which the Nasdaq stock market is open for trading.

    (zzz) "Transaction Expenses" has the meaning set forth in Section 11.2.3.

    (aaaa) "VA" means the Veterans Administration.

    (bbbb) "Washington Bank Act" means Title 30 of the Revised Code of Washington.

    (cccc) "Welfare Benefit Plan" means an employee welfare benefit plan as defined by Section 3 of ERISA.

2. Mergers.

    2.1 Transactions Pursuant to the Holding Company Plan of Merger. Subject to the terms and conditions set forth in this Agreement, upon performance of all of the covenants of the parties hereto and fulfillment or waiver (to the extent waiver is permitted by law) of all of the conditions contained herein, on the Effective Date:

             2.1.1 AEA shall be merged with and into Cowlitz under Washington law on the terms and conditions set forth in the Holding Company Plan of Merger. The Holding Company Plan of Merger and the Holding Company Articles of Merger shall be filed with the Secretary of State of the State of Washington to effect the Holding Company Merger.

            2.1.2 Cowlitz shall be the surviving corporation in the Holding Company Merger. The articles of incorporation and bylaws of Cowlitz shall be the articles of incorporation and bylaws of the surviving corporation.

            2.1.3 As of the Effective Time, each share of Cowlitz capital stock outstanding immediately prior to the Holding Company Merger shall remain outstanding and shall be deemed to be one share of the capital stock of the surviving corporation.

            2.1.4 As of the Effective Time, each outstanding share of AEA Common Stock (other than Dissenting Shares) shall be converted into the right to receive the number of shares of Cowlitz Common Stock determined by dividing the Per Share Consideration by the Cowlitz Stock Initial Value ("Exchange Ratio"). Cash consideration shall be paid in lieu of any resulting fractional shares. Notwithstanding the foregoing, to the extent the Total Consideration exceeds $7,006,856, at Cowlitz's option, Cowlitz may pay the amount in excess in cash instead of stock, and to the extent shares of Cowlitz Common Stock issued under this Section 2.1.4 and under Section 3.2 will exceed 19.9% of the outstanding shares of Cowlitz Common Stock prior to the Merger, after Cowlitz has issued shares equaling 19.9% of its outstanding stock, the balance of the Total Consideration shall be paid in cash, subject to any required tax withholdings.

            2.1.5 All outstanding AEA Options shall have terminated according to the terms of the agreements under which they were granted. As of the Effective Time, all outstanding AEA warrants shall be converted into a right to purchase the number of shares of Cowlitz Common Stock for which the shares of AEA Common Stock underlying such warrants could have been exchanged had such warrants been exercised prior to the Effective Time.

            2.1.6 As of the Effective Time, by virtue of the Holding Company Merger and without further act or deed or other instrument or act of transfer, the surviving corporation shall be vested in all assets, rights, privileges, appointments, powers, licenses, permits and franchises of Cowlitz and AEA, whether of a public or a private nature, and shall be subject to all of the debts, liabilities, obligations, and contracts of Cowlitz and AEA.

    2.2 Transactions Pursuant to the Bank Plan of Merger. Upon performance of all of the covenants of the parties hereto and fulfillment or waiver (to the extent waiver is permitted by law) of all of the conditions contained herein, and promptly following the Effective Time:

            2.2.1 AEA Bank will be merged with and into Cowlitz Bank in accordance with the provisions of the Washington Bank Act. The Bank Plan of Merger shall be filed with DFI for purposes of obtaining a Certificate of Merger.

            2.2.2 The articles of incorporation and bylaws of Cowlitz Bank and the banking charter of Cowlitz Bank in effect immediately before the date set forth on the Certificate of Merger shall be the articles of incorporation, bylaws and banking charter of the surviving bank.

            2.2.3 Upon effectiveness of the Bank Merger, each outstanding share of Cowlitz Bank common stock shall remain outstanding as shares of the surviving bank, the holders of such shares shall retain their rights with respect to such shares as in effect prior to the Bank Merger, and each outstanding share of AEA Bank will be cancelled.

            2.2.4 As of the Effective Time, by virtue of the Bank Merger and without further act or deed or other instrument or act of transfer, the surviving bank shall be vested in all assets, rights, privileges, appointments, powers, licenses, permits and franchises of Cowlitz Bank and AEA Bank, whether of a public or a private nature, and shall be subject to all of the debts, liabilities, obligations, and contracts of Cowlitz Bank and AEA Bank.

    2.3 Per Share Consideration.

            2.3.1 Per Share Consideration is determined by dividing the Total Consideration, as adjusted in accordance with Section 2.3.2, by the number of shares of AEA Common Stock outstanding as of the Effective Time. Total Consideration equals $7,006,856, subject to adjustment in accordance with Section 2.3.2.

            2.3.2 Total Consideration shall be adjusted as of the Effective Day as follows:

     (a) decreased by 120% of any adjustment to AEA's shareholders' equity as a result of any loss associated with the matter referenced on Schedule 2.3.2;

    (b) increased by the recovery amount, net of taxes and any costs and expenses incurred by AEA Bank in pursuing such claims, if any, received by AEA Bank through claims under the Fidelity Bond between the date hereof and the Effective Date; and

    (c) increased by the amount of any net proceeds from the sale of securities by AEA, including upon the exercise of AEA Options or AEA Warrants.

    2.4 Exchange Procedures.

            2.4.1 Prior to the Effective Date, Cowlitz shall appoint an Exchange Agent for the purpose of exchanging certificates representing shares of AEA Common Stock (other than Dissenting Shares) for Cowlitz Common Stock in accordance with Section 2.1.4. On or about the Effective Date, Cowlitz will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Cowlitz Common Stock issuable, and cash payable in lieu of fractional shares or in lieu of stock under Section 2.1.4, in the Holding Company Merger.

            2.4.2 As soon as practicable after the Effective Date, the Exchange Agent will send written notice to each record holder of AEA Common Stock (other than holders of Dissenting Shares) of the closing of the Holding Company Merger.

            2.4.3 Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of AEA Common Stock ("Old Certificates"), accompanied by a duly executed letter of transmittal in the form attached, promptly after the Effective Date, the Exchange Agent shall deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Cowlitz Common Stock ("New Certificates"), together with checks for payment of cash in lieu of fractional shares or cash in lieu of stock in accordance with Section 2.1.4, to be issued in respect of the Old Certificates, less any taxes required to be withheld with respect to such fractional shares.

            2.4.4 Until Old Certificates have been surrendered and exchanged for New Certificates as herein provided, each outstanding Old Certificate shall represent a right to receive the number of shares of Cowlitz Common Stock or cash into which such shares of AEA Common Stock are exchanged. No dividends or other distributions which are declared on Cowlitz Common Stock into which shares of AEA Common Stock have been converted after the Effective Date, will be paid to Persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

            2.4.5 Any Cowlitz Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section 2.4 at the end of twelve months after the Effective Date shall be returned to Cowlitz, in which event the Persons entitled thereto shall look only to Cowlitz for payment thereof.

            2.4.6 Notwithstanding anything to the contrary set forth in this Agreement, if any holder of AEA Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and, if required by the Exchange Agent, an indemnity bond in a form and substance reasonably satisfactory to the Exchange Agent.

            2.4.7 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Cowlitz Common Stock or AEA Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Cowlitz Common Stock for the account of the persons entitled hereto.

    2.5 Dissenting Shares. Any holder of Dissenting Shares who has satisfied the requirements of RCW 23B.13.230 to perfect the holder's right to payment under RCW Chapter 23B.13 shall be entitled to be paid the value of such shareholder's shares of AEA Common Stock pursuant to RCW Chapter 23B.13, and shall not be entitled to receive the Merger Consideration.

    2.6 Anti-Dilution Provision. If Cowlitz changes or proposes to change the number of shares of Cowlitz Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, or similar transaction with respect to the outstanding Cowlitz Common Stock, or exchanges Cowlitz Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

3. Post Effective Date Recoveries.

    3.1 AEA Right to Pursue Claims. If immediately prior to the Effective Date, AEA Bank is pursuing claims under the Fidelity Bond, AEA Bank may assign its interest in such claims to the Shareholder Representative. The Shareholder Representative will be charged with pursuing such claims for the benefit of former AEA shareholders who were entitled to receive the Merger Consideration, on the terms and subject to the conditions set forth in Schedule 3.1. Cowlitz shall provide the Shareholder Representative with such information (including copies of documents and instruments) as the Shareholder Representative may reasonably request in connection with the pursuit of such claims, but Cowlitz shall have no obligation to pay any costs or expenses associated with the pursuit of such claims in excess of the Litigation Allowance. Upon recovery under the Fidelity Bond, the Shareholder Representative will reimburse Cowlitz for any costs and expenses incurred by AEA or Cowlitz in pursuing such claims, up to but not exceeding the amount so recovered.

    3.2 Other Recoveries. If within one year after the Effective Time, Cowlitz or Cowlitz Bank, as successors to AEA or AEA Bank, receive any amount of recovery with respect to the matters referenced in Schedule 2.3.2, Cowlitz shall distribute the recovery amount, minus any costs and expenses reasonably incurred by Cowlitz or Cowlitz Bank in connection with pursuing such recoveries and net of any related taxes (the "Net Recovery Amount"), to the former AEA shareholders who were entitled to receive the Merger Consideration. Subject to the limitations on the issuance of shares set forth in Section 2.1.4, such distribution shall be in the form of Cowlitz Common Stock. The number of shares of Cowlitz Common Stock to be distributed to a shareholder shall equal the shareholder's prorata share, based on the shareholder's percentage interest of the AEA shares outstanding as of the Effective Date, of the Net Recovery Amount divided by the Cowlitz Stock Initial Value. Fractional shares shall be paid in cash. Cowlitz will make the distributions within thirty (30) days following its receipt of the recovery amount. If Cowlitz or Cowlitz Bank determines not to pursue any claim relating to these matters, it shall so advise the Shareholder Representative, and the Shareholder Representative may, upon payment of the all costs and expenses in excess of the Litigation Allowance, require Cowlitz or Cowlitz Bank to pursue such claims.

    3.3 Litigation Allowance. Cowlitz will pay the costs and expenses associated with pursuing the recoveries under Section 3.1 and 3.2 only to the extent of the Litigation Allowance. Any costs and expenses incurred by the Shareholder Representative or Cowlitz in excess of the Litigation Allowance must be paid by the Shareholder Representative or some other third party, who will be reimbursed for the costs and expenses, together with a reasonable rate of interest, from the proceeds of any recoveries. The Litigation Allowance shall equal $50,000.

4. Representations and Warranties of AEA.

     Except as disclosed in one or more schedules to this Agreement delivered prior to execution of this Agreement, AEA and AEA Bank represent and warrant to Cowlitz as follows:

    4.1 Organization, Existence, and Authority. AEA is a corporation duly organized and validly existing under the laws of the State of Washington and is registered as a bank holding company with the Federal Reserve. AEA Bank is a state chartered bank, duly organized, validly existing and in good standing under the laws of the State of Washington. AEA Bank's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law and all premiums and assessments required to be paid in connection therewith have been paid. Both AEA and AEA Bank have all requisite corporate power and authority and all requisite federal, state, and local governmental authorizations, permits, and licenses to own, lease, and operate their respective properties and assets and carry on their respective businesses in the manner now being conducted. Each of AEA and AEA Bank is qualified to do business and is in good standing in every jurisdiction in which such qualification is required, except where the failure to so qualify would not result in any Material Adverse Effect on AEA or AEA Bank.

    4.2 Authorized and Outstanding Stock, Options, and Other Rights. The authorized capital stock of AEA consists of 3,000,000 shares of common stock, $1.00 par value, of which, 296,273 shares are outstanding as of the date of this Agreement. Except as set forth in Schedule 4.2, all outstanding shares of AEA Common Stock are validly issued, fully paid and nonassessable. Except as set forth in Schedule 4.2, all outstanding shares of capital stock of AEA Bank are validly issued, fully paid and nonassessable and held by AEA. Except as set forth in Schedule 4.2, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of AEA or AEA Bank are outstanding. There are no obligations for AEA or AEA Bank to repurchase its respective securities or to purchase the securities of any other entity.

    4.3 Financial Reports. Except as set forth in Schedule 4.3, AEA Bank has timely filed with the FDIC and DFI all required Call Reports. AEA has furnished Cowlitz true copies of all AEA Financial Reports. The financial information included in AEA Financial Reports (i) has been prepared from the books and records of AEA and AEA Bank, which are complete and accurate in all material respects; (ii) has been prepared in accordance with GAAP, consistently applied; and (iii) accurately and fairly presents the financial position, results of operation, and changes in shareholders' equity and cash flows of AEA and AEA Bank, on the dates and for the periods covered thereby. Except as set forth in Schedule 4.3, the AEA Call Reports have been, and as to those reports to be filed on or after the date of this Agreement will be, accurate and complete as of the date filed, and each complies or will comply in all material respects with all requirements applicable to such filing. To AEA's Knowledge, no director, officer, employee, auditor, accountant or representative of AEA or AEA Bank has received or otherwise obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, questioning or criticizing the accounting or auditing practices, procedures, methodologies or methods of AEA or AEA Bank or their respective internal accounting controls.

    4.4 Corporate Records and Shareholder Communications. The copies of AEA's Articles of Incorporation, AEA's Bylaws, AEA Bank's Articles of Incorporation and AEA Bank's Bylaws delivered to Cowlitz are true and correct copies of such documents, each as amended and restated to date. Neither AEA nor AEA Bank is in violation of any provision of its respective articles or bylaws. Except as set forth in Schedule 4.4, the minute books of AEA and AEA Bank that have been made available to Cowlitz for its review, together with supplemental minutes provided to Cowlitz, contain minutes of all meetings and all consents evidencing actions taken without a meeting by its Board of Directors (and any committees thereof) and by its shareholders and are true and correct in all material respects. Except as set forth in Schedule 4.4, AEA has provided Cowlitz copies of all of AEA and AEA Bank's reports and other communications to shareholders since January 1, 2003, including all proxy statements and notices of shareholder meetings.

    4.5 No Holding Company, Joint Venture, or Other Subsidiaries. Other than as to AEA with respect to AEA Bank, no corporation or other entity is registered or, to the Knowledge of AEA or AEA Bank, is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, because of ownership or control of AEA or AEA Bank. Except for AEA Bank with respect to AEA, and except as set forth in Schedule 4.5, neither AEA nor AEA Bank, directly or indirectly, owns or controls, either by power to control the investment or power to vote, any shares of capital stock of any other corporation or entity, other than shares held in a fiduciary or custodial capacity in the ordinary course of business, and shares representing less than five percent of the outstanding shares of such corporation acquired in partial or full satisfaction of debts previously contracted. Except as set forth in Schedule 4.5, neither AEA nor AEA Bank is a part of or has any ownership interest in any joint venture, limited liability company, or general or limited partnership, or is a member of any unincorporated association.

    4.6 Corporate and Shareholder Approval of Agreement, Binding Obligations. AEA and AEA Bank each has all requisite corporate power to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of AEA and AEA Bank. No other corporate action on the part of AEA or AEA Bank other than shareholder approval is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by AEA and AEA Bank, and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    4.7 No Defaults from Transaction. Except as set forth in Schedule 4.7, either the execution, delivery and performance of this Agreement and the Holding Company Plan of Merger or Bank Plan of Merger by AEA and AEA Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any material breach or violation by AEA or AEA Bank of, or result in any default or any acceleration of performance by AEA and AEA Bank under, any of the terms, conditions or provisions of AEA's Articles of Incorporation, AEA's Bylaws, AEA Bank's Articles of Incorporation and AEA Bank's

Bylaws, or of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any material contract, agreement or instrument to which either is a party or by which either is bound, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of AEA or AEA Bank which are material to their business.

    4.8 Legal Proceedings. Except as disclosed in Schedule 4.8, there are no actions, suits, proceedings, claims or governmental investigations pending against AEA or AEA Bank before any court, administrative officer or agency, other governmental body, or arbitrator or, to the Knowledge of AEA, threatened against or affecting AEA or AEA Bank. AEA and AEA Bank have not received any notification from any governmental authority threatening to revoke any license, franchise, permit or governmental authorization, necessary for the conduct of their business.

    4.9 Legal Compliance.

        (a) Except as disclosed in Schedule 4.9(a), neither AEA nor AEA Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of federal or state regulatory authorities (a "Regulatory Directive") and has not been advised by such authorities that they are contemplating issuing or requesting any such Regulatory Directive. Except as disclosed in Schedule 4.9(a), AEA and AEA Bank are in compliance with the terms of any Regulatory Directive.

        (b) Except as set forth on Schedule 4.9(b), the conduct by each of AEA and AEA Bank of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of AEA, any foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on AEA and AEA Bank. Specifically, but without limitation, except as set forth on Schedule 4.9(b), AEA and AEA Bank are each in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Act, Regulation Z promulgated by the Federal Reserve, and the Real Estate Settlement Procedures Act of 1974.

        (c) Within the past three years, AEA and AEA Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with the FDIC, the Federal Reserve Board, DFI, and any other regulatory authorities having jurisdiction with respect to AEA or AEA Bank. Except as set forth on Schedule 4.9(c), as of their respective dates (giving effect only to those amendments filed before the date hereof), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

    4.10 Loan Portfolio.

        (a) Except as set forth on Schedule 4.10(a), neither AEA nor AEA Bank is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest bearing assets) (collectively "Loans") under the terms of which the obligor was, as of March 31, 2005, over 90 days delinquent in payment of principal or interest or in material default of any other provision.

        (b) Except as set forth on Schedule 4.10(b), neither AEA nor AEA Bank is a party to any Loan with any director, executive officer of 5% or greater shareholder of AEA or AEA Bank, or to AEA or AEA Bank's Knowledge, any Person controlling, controlled by or under common control with any of the foregoing.

        (c) Schedule 4.10(c) sets forth all of the Loans of AEA or AEA Bank that as of March 31, 2005 were classified by any examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder,

        (d) Schedule 4.10(d) sets forth each asset of AEA or AEA Bank that as of March 31, 2005 was classified as "Other Real Estate Owed" and the book value thereof.

        (e) Except as set forth on Schedule 4.10(e), and except where failure would not have a material adverse effect on AEA Bank's loan portfolio, each Loan (i) is evidenced by notes, agreements or other evidence of indebtedness which are true, genuine and what they purport to be, (ii) to the extent so secured, has been secured by valid liens and security interest which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (f) Except as set forth on Schedule 4.10(f), all notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by AEA Bank in material compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against AEA or AEA Bank has been or is likely to be suffered or incurred by AEA or AEA Bank.

        (g) Schedule 4.10(g) contains a list of all outstanding commitments, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend of AEA or AEA Bank, as of March 31, 2005.

        (h) Neither AEA nor AEA Bank are in material violation of any requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by AEA or AEA Bank or sold by AEA or AEA Bank to other investors and with respect to such loans AEA or AEA Bank has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (1) any FHA insurance or commitments of the FHA to insure, (2) any VA guarantee or commitment of the VA to guarantee, (3) any SBA guarantees or commitments of the SBA to guarantee, (4) any private mortgage insurance or commitment of any private mortgage insurer to insure, (5) any title insurance policy, (6) any hazard insurance policy, or (7) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended.

        (i) Neither AEA nor AEA Bank has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

    4.11 Environmental Matters. Except as set forth on Schedule 4.11:

        (a) To AEA and AEA Bank's Knowledge, the facilities owned or leased by AEA or AEA Bank and the properties in which AEA or AEA Bank holds any security interest (collectively the "AEA Property") are and have been in compliance with all Environmental Laws.

        (b) There is no proceeding pending or, to AEA or AEA Bank's Knowledge, threatened before any court, governmental agency or board or other forum in which AEA or AEA Bank or any AEA Property has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party for (i) alleged noncompliance (including any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on the AEA Property, except for such proceedings pending or threatened that are not likely, individually or in the aggregate, to have a Material Adverse Effect on AEA and AEA Bank. To AEA and AEA Bank's Knowledge, there is no reasonable basis for any proceeding of the type described in this paragraph.

        (c) To AEA and AEA Bank's Knowledge, prior to and during the period of (i) ownership or operation by AEA or AEA Bank of any of their current properties, or (ii) holding a security interest in any AEA Property, there were no releases of Hazardous Material in, on, under or affecting any such property.

        (d) Except as set forth in Schedule 4.11(d), to the Knowledge of AEA and AEA Bank, no party has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from any AEA Property.

    4.12 Contingent and Other Liabilities. Except as set forth in Schedule 4.12, since December 31, 2004, neither AEA nor AEA Bank has incurred any material liability of any nature (whether accrued, absolute, contingent or otherwise) which was not provided for or disclosed in the AEA Financial Reports as of December 31, 2004 or incurred in the ordinary course of business.

    4.13 No Adverse Changes. Except as set forth in Schedule 4.13, since December 31, 2004 there has not been any:

        (a) Material Adverse Change in AEA and AEA Bank;

        (b) material transaction by AEA or AEA Bank not in the ordinary course of business;

        (c) cash, stock or other dividends, or other distributions with respect to capital stock, declared or paid by AEA or AEA Bank, nor has AEA or AEA Bank purchased or redeemed any of its shares;

        (d) damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to AEA or AEA Bank;

        (e) mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the properties or assets of AEA or AEA Bank, except to secure extensions of credit in the ordinary course of business and consistent with past practice;

        (f) amendment, modification, or termination of any contract or agreement, relating to AEA or AEA Bank which would have a Material Adverse Effect on AEA and AEA Bank;

        (g) increase in, or commitment to increase, the compensation or bonus payable or to become payable to any officer, director, employee or agent of AEA or AEA Bank;

        (h) material alteration in the manner of keeping the books, accounts or records of AEA or AEA Bank, or in the accounting policies or practices therein reflected; or

        (i) any release or discharge of any material obligation or liability of any person or entity related to or arising out of any loan made by AEA or AEA Bank of any nature whatsoever.

    4.14 Regulatory Approvals Required. The nature of the business and operations of AEA and AEA Bank does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit either to perform their obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of AEA or AEA Bank, or any material loss or disadvantage to their business, upon consummation of the Holding Company Plan of Merger or Bank Plan of Merger, except for:

        (a) Approval of the Bank Plan of Merger by the DFI and FDIC;

        (b) Approval from, or waiver of jurisdiction by, the Federal Reserve of the Holding Company Merger;

        (c) Filing of the Holding Company Plan of Merger and Articles of Merger with the Washington Secretary of State; and

        (d) Effectiveness of a registration statement under the Securities Act.

         As of the date hereof, neither AEA nor AEA Bank has any Knowledge of any reason why the approvals set forth in this Section 4.14 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.4.

    4.15 Derivative Contracts; Structured Notes. Neither AEA nor AEA Bank is a party to or has agreed to enter into an exchange-traded or over-the-county equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) (each a "Derivative Contract") or owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivative," "capped floating rate notes," or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivative Contracts, structured notes and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed on Schedule 4.15.

    4.16 Investment Securities. Schedule 4.16 sets forth the book and market value as of March 31, 2005 of the investment securities, mortgage-backed securities and securities held for sale by AEA or AEA Bank. Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in AEA Financial Reports, and none of the investments made by AEA or AEA Bank since December 31, 2004, are subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of AEA or AEA Bank freely to dispose of such investment at any time. AEA and AEA Bank have (i) properly reported as such any investment securities which are required under GAAP to be classified as "available for sale" at the lower of cost or market, and (ii) accounted for any decline in the market value of its securities portfolio on in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 12 and Staff Accounting Bulletin No. 59, including, without limitation, the recognition of AEA's consolidated statement of operations of any unrealized loss with respect to any individual security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be "other than temporary."

    4.17 Tax Returns. AEA and AEA Bank have filed all federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. AEA and AEA Bank have timely and accurately filed all currency transaction reports required by the Bank Secrecy Act, as amended, and have timely and accurately filed all required information returns and reports, including without limitation, Forms 1099. Neither AEA nor AEA Bank has received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided. To AEA's Knowledge there are no pending or threatened (in writing) audit or investigation of AEA or AEA Bank with respect to any tax liabilities. There are currently no agreements in effect with respect to AEA or AEA Bank to extend the period of limitations for assessment or collection of any tax. AEA has delivered to Cowlitz true and correct copies of AEA's and any AEA Bank's unconsolidated or uncombined federal and state income or franchise tax returns for the past five years.

    4.18 Real Property, Leased Personal Property. Schedule 4.18 sets forth a list of all real property owned by AEA or AEA Bank as bank premises or other real estate owned. Except as may be noted on that schedule, all owned real property reflected in AEA Financial Reports as of December 31, 2004 is included in that schedule. Except as disclosed in Schedule 4.18, AEA or AEA Bank have good and marketable title to all of their owned real and personal property, free and clear of any mortgage, pledge, encumbrance, lien or charge of any kind and free of any adverse claim, except for easements, conditions and restrictions of record that do not materially impair the use, occupancy, enjoyment or ability to sell such property. Except as noted on

Schedule 4.18, all buildings and structures on the real property, the equipment located thereon, and the real and personal property leased by AEA or AEA Bank, are in good operating condition and repair (ordinary wear and tear excepted) and conform to all applicable laws, ordinances and regulations. The leases pursuant to which AEA or AEA Bank leases real property and personal property, copies of which have also been delivered to Cowlitz, are valid and effective in accordance with their respective terms and there is not under any such lease any default nor has there occurred any event which, with the giving of notice, lapse of time, would constitute an event of default. AEA and AEA Bank own or lease all property on which their continued business operations are dependent.

    4.19 Insurance. Schedule 4.19 includes a list of all insurance policies currently in force and effect with respect to AEA's and AEA Bank's business and real and personal property, Except as set forth on Schedule 4.19, each of these insurance policies, or policies with substantially similar coverage, have provided continuous coverage for the past three years.

    4.20 Trademark. AEA and AEA Bank own or have valid licenses to use all patents, trademarks, copyrights or trade names which they consider to be material to their business taken as a whole, and have not been charged with infringement or violation of any patent, trademark, copyright or trade name.

    4.21 Contracts and Agreements.

        (a) Schedule 4.21(a) contains a list of all material contracts (as defined in Item 601 of Regulation S-K under the Securities Act of 1933) to which AEA or AEA Bank is a party or to which any of their properties are subject except for any contracts or agreements entered into with its customers in the ordinary course of business. Further, except as set forth in Schedule 4.21(a), AEA has, as of December 31, 2004, fully accrued in accordance with GAAP for all obligations under such commitments.

        (b) Schedule 4.21(b) contains a list all agreements, contracts, leases or understandings with current officers and directors and any person who has been an officer or director within the past three years of AEA or AEA Bank, other than documentation regarding deposits and documentation regarding loans that are fully performing in accordance with their terms, which terms are no more favorable than those available to an unaffiliated parties made at or about the same time.

        (c) Schedule 4.21(c) contains a list of any agreements, contracts or understanding which limit the ability of AEA or AEA Bank to compete in any line of business or with any Person or containing any restriction of the geographic area in which, or method by which, AEA or AEA Bank may carry out its business.

        (d) Schedule 4.21(d) contains a list of all agreements to which AEA or AEA Bank is a party that require prior consent to assignment.

        (e) Schedule 4.21(e) contains a list of all agreements (i) requiring AEA or AEA Bank's payment of $25,000 or more per annum, which is not terminable on 90 days or less notice or (ii) requiring the payment of a termination fee in excess of $25,000 to terminate the agreement.

        (f) Schedule 4.21(f) contains a list of all agreements which, upon the consummation of the transactions contemplated by this Agreement, (either alone or upon the occurrence of any additional acts or events) will result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits.

        (g) Except as set forth in Schedule 4.21(g), true and correct copies of each of the contracts described in this Section 4.21 have been previously delivered to Cowlitz. Except as set forth in Schedule 4.21(g) and, excluding any loan agreements or notices with AEA Bank customers reflected in AEA's regular delinquent loan reports which have been and will be made available to Cowlitz, (i) each of the contracts described in this Section 4.21 is valid and binding and in full force and effect and enforceable in accordance with its terms, (ii) AEA and AEA Bank have performed all obligations required to be performed by them to date under each such contract, except where such noncompliance, individually or in the aggregate would not have a Material Adverse Effect, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of AEA or AEA Bank under the agreement and (iv) no other party is, to AEA or AEA Bank's Knowledge, in default in any respect thereunder.

    4.22 Employee Benefits.

        (a) Schedule 4.22(a) contains a list of all (i) Employee Benefit Plans sponsored or maintained by AEA or any ERISA Affiliate of AEA, and (ii) all other pension, profit sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, other insurance, severance, sickness, disability, medical or death benefit plans, collective bargaining agreements, stock options, stock purchase agreements, bonus, deferred or incentive compensation, change-in-control, severance or separation, profit sharing, retirement, or other employee fringe benefit policies or arrangements of any kind that could result in the payment to any employees or former employees or other persons of AEA or AEA Bank of any money or other property, whether or not covered by ERISA.

        (b) Schedule 4.22(b) contains a list of all employment contracts and deferred compensation arrangements entered into by AEA or AEA Bank, as well as any other contracts or arrangements that provide for or could result in the payment to any AEA or AEA Bank employee or former employee of any money or other property rights, in either case, in an amount that would be material, or accelerate the vesting or payment of such amounts or rights to any employee as a result of the transactions contemplated herein. No such payment or acceleration under any of the contracts, agreements or arrangements listed in Schedule 4.22(b) would constitute a parachute payment within the meaning of Code Section 280G.

        (c) Schedule 4.22(c) contains a list of all pension benefit plans subject to title 1, subtitle B, part 3 of ERISA ("Pension Benefit Plan") maintained by AEA or any ERISA Affiliate. With respect to any such Pension Benefit Plan, the amount of liability for any contribution paid or owing with respect to such Pension Benefit Plan for the last or current plan year and the plan year in which the Effective Date occurs are set forth on Schedule 4.21(c) . There are no other material liabilities that would be incurred in connection with a termination of the Plan, and the Plan is fully funded.

        (d) AEA and, to the Knowledge of AEA, all persons having fiduciary or other responsibilities or duties with respect to any Employee Benefit Plan, are, and have since inception been, in substantial compliance with, and each such Employee Benefit Plan is and has been operated substantially in accordance with, its provisions and in compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA or the Code. Each Pension Benefit Plan and any related trust agreements or annuity contracts (or any other funding instruments) substantially comply both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under Section 401(a) or 403(a) or other applicable provisions of the Code, and all other applicable laws, rules and regulations; all material governmental approvals for the Employee Benefit Plans have been obtained; and, except as set forth in Schedule 4.22, a favorable determination or opinion as to the qualification under the Code of each Pension Benefit Plan set forth in Schedule 4.22 and each amendment thereto has been made or given by the Internal Revenue Service. No Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA. To the Knowledge of AEA, all contributions or other amounts payable by AEA or AEA Bank as of the Effective Date with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and Section 412 of the Code, and there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on AEA and AEA Bank.

        (e) Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely made or filed. Each Employee Benefit Plan is in compliance with the governing instruments and applicable federal or state law. In particular, but without limitation, each Welfare Benefit Plan is in compliance with federal law, including without limitation the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). No Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of AEA or any ERISA Affiliate beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) any deferred compensation benefits accrued as liabilities on the books of AEA or any ERISA Affiliates or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

        (f) Neither AEA nor, to the Knowledge of its Officers, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or (d) of the Code or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service. To the Knowledge of AEA, neither AEA nor any ERISA Affiliate has engaged in a transaction in connection with which AEA or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

        (g) Complete and correct copies of the following documents have been furnished to Cowlitz:

                (1)  Each current AEA Employee Benefit Plan and any related trust agreements;

                (2)  The most recent summary plan description of each current AEA Employee Benefit Plan for which a summary plan description is required under ERISA;

                (3) The most recent determination or opinion letters of the Internal Revenue Service with respect to the qualified status of the current AEA Pension Benefit Plan;

                (4) Annual Reports (on Form 5500 series) required to be filed by AEA with any governmental agency for the last two years;

                (5) Financial information which identifies to the Knowledge of AEA (x) all material claims arising under any Employee Benefit Plan, (y) all claims presently outstanding against any Employee Benefit Plan (other than normal claims for benefits), and (z) a description of any material future compliance action required with respect to any Employee Benefit Plan under ERISA, or federal or state law; and

                (6) Any actuarial reports and PBGC Forms 1 for the last two years.

    4.23 Employment Disputes. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of AEA, threatened against AEA or AEA Bank, and to AEA's Knowledge there is no attempt to organize any employees of AEA or AEA Bank into a collective bargaining unit.

    4.24 Reserve for Loan Losses. AEA's reserve for loan losses, as established from time to time, equals or exceeds the amount required of AEA and AEA Bank as determined by the applicable bank regulatory agencies and pursuant to GAAP. Since December 31, 2004, AEA has not reversed any provision taken for loan losses, unless required by GAAP.

    4.25 Repurchase Agreements. AEA and AEA Bank have valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

    4.26 Shareholder List. The list of shareholders of AEA, provided to Cowlitz, is a true and correct list of the names, addresses and holdings of all record holders of AEA common stock as of the April 15, 2005.

    4.27 Interests of Directors and Others. Except as disclosed in any schedules hereto, no Officer or director of AEA or AEA Bank has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of AEA or AEA Bank other than as an owner of outstanding securities or deposit accounts of AEA or AEA Bank, or as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time.

    4.28 Schedules to this Agreement. The information contained in the schedules to this Agreement prepared by or on behalf of AEA or AEA Bank is incorporated herein by reference. The copies of any documents furnished as part of these schedules include all amendments, supplements, and modifications thereto and all express waivers applicable thereunder. The statements in this Section 4, as qualified by the statements contained in such schedules and the documents furnished as part of such schedules, are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made not misleading. With respect to those schedules to this Section 4 that provide information dated as of March 31, 2005, there have not been any material changes to the information set forth in such schedules between March 31, 2005 and the date hereof.

    4.29 Brokers and Finders. AEA has received the opinion of Sandler O'Neill & Partners, L.P. to the effect that as of the date hereof the Merger Consideration is fair to the holders of AEA Common Stock from a financial point of view. Except for the fees and related costs payable to Sandler O'Neill & Partners, L.P., no action has been taken by AEA that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

    4.30 Information for Proxy/Prospectus. None of the information prepared by, or on behalf of, AEA or AEA Bank included in the Proxy Statement and any other documents filed with the SEC, the DFI, the FDIC, or the Federal Reserve in connection with the transactions contemplated herein, will be, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the AEA shareholders, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    4.31 Expenses. Schedule 4.31 contains a list of Persons who AEA reasonably expects to be paid an amount exceeding $5,000 by AEA in connection with the completion of the transactions contemplated by this Agreement, together with a reasonable estimate of the amounts expected to be paid to such Persons.

    4.32 Anti-takeover Provisions Inapplicable. AEA has taken or prior to the Effective Time, will have taken, all actions required to exempt Cowlitz, Cowlitz Bank, and the transactions contemplated hereby, from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar law or regulations.

5. Representations and Warranties of Cowlitz.

    Except as disclosed in one or more schedules to this Agreement delivered prior to execution of this Agreement, Cowlitz represents and warrants to AEA as follows:

    5.1 Organization, Existence, and Authority. Cowlitz is a corporation duly organized and validly existing, under the laws of the State of Washington and is registered as a bank holding company with the Federal Reserve. Cowlitz Bank is a state chartered bank, duly organized, validly existing, and in good standing under the laws of the State of Washington. Cowlitz Bank's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law and all premiums and assessments required to be paid in connection therewith have been paid. Both Cowlitz and Cowlitz Bank have all requisite corporate power and authority and all requisite federal, state, and local governmental authorizations, permits, and licenses to own, lease, and operate their respective properties and assets and carry on their respective businesses in the manner now being conducted. Each of Cowlitz and Cowlitz Bank is qualified to do business and is in good standing in every jurisdiction in which such qualification, is required except where the failure to so qualify would not result in any Material Adverse Effect on Cowlitz and Cowlitz Bank.

    5.2 Authorized and Outstanding Stock, Options, and Other Rights. The authorized capital stock of Cowlitz consists of 5,000,000 shares of undesignated preferred stock without par value, of which no shares are outstanding, and 25,000,000 shares of common stock, no par value, of which, 4,174,552 shares are outstanding as of the date of this Agreement. All outstanding shares of capital stock of Cowlitz Bank are validly issued, fully paid and nonassessable and held by Cowlitz. Except as set forth in Schedule 5.2, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of Cowltiz or Cowlitz Bank are outstanding. There are no obligations for Cowlitz or Cowlitz Bank to repurchase its securities or to purchase the securities of any other entity.

    5.3 Financial Reports. Except as set forth in Schedule 5.3, Cowlitz Bank has timely filed with the FDIC and DFI all required Call Reports. Cowlitz has furnished AEA true copies of all Cowlitz Public Reports. Except as specified in Schedule 5.3, the financial information included in Cowlitz Public Reports (i) has been prepared from the books and records of Cowlitz and Cowlitz Bank, which are complete and accurate in all material respects; (ii) has been prepared in accordance with GAAP, consistently applied; and (iii) accurately and fairly presents the financial position, results of operation, and changes in shareholders' equity and cash flows of Cowlitz and Cowlitz Bank, on the dates and for the periods covered thereby. Except as set forth on Schedule 5.3, as of the date filed, the Cowlitz Call Reports have been, and as to those reports to be filed on or after the date of this Agreement will be, accurate and complete as of the date filed, and each complies or will comply in all material respects with all requirements applicable to such filing. To Cowlitz's Knowledge, no director, officer, employee, auditor, accountant or representative of Cowlitz or Cowlitz Bank has received or otherwise obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, questioning or criticizing the accounting or auditing practices, procedures, methodologies or methods of Cowlitz or Cowlitz Bank or their respective internal accounting controls.

    5.4 Corporate Records and Shareholder Communications. The copies of Cowlitz's Articles of Incorporation, Cowlitz's Bylaws, Cowlitz Bank's Articles of Incorporation and Cowlitz Bank's Bylaws delivered to AEA are true and correct copies of such documents, each as amended and restated to date. Neither Cowlitz nor Cowlitz Bank is in violation of any provision of its respective articles or bylaws. Except as set forth in Schedule 5.4, the minute books of Cowlitz and Cowlitz Bank that have been made available to AEA for its review, together with supplemental minutes provided to AEA, contain minutes of all meetings and all consents evidencing actions taken without a meeting by its Board of Directors (and any committees thereof) and by its shareholders and are true and correct in all material respects. Cowlitz has provided AEA copies of all of Cowlitz and Cowlitz Bank's reports and other communications to shareholders since January 1, 2003, including all proxy statements and notices of shareholder meetings.

    5.5 No Holding Company, Joint Venture, or Other Subsidiaries. Other than as to Cowlitz with respect to Cowlitz Bank or as otherwise set forth on Schedule 5.5, no corporation or other entity is registered or, to the Knowledge of Cowlitz or Cowlitz Bank, is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, because of ownership or control of Cowlitz or Cowlitz Bank. Except as set forth on Schedule 5.5 and except for Cowlitz Bank with respect to Cowlitz, neither Cowlitz nor Cowlitz Bank, directly or indirectly, owns or controls, either by power to control the investment or power to vote, any shares of capital stock of any other corporation or entity, other than shares held in a fiduciary or custodial capacity in the ordinary course of business, and shares representing less than five percent of the outstanding shares of such corporation acquired in partial or full satisfaction of debts previously contracted. Except as set forth on Schedule 5.5, neither Cowlitz nor Cowlitz Bank is a part of or has any ownership interest in any joint venture, limited liability company, or general or limited partnership, or is a member of any unincorporated association.

    5.6 Corporate and Shareholder Approval of Agreement, Binding Obligations. Cowlitz and Cowlitz Bank each has all requisite corporate power to execute and deliver this Agreement, and perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of Cowlitz and Cowlitz Bank. No other corporate action on the part of Cowlitz or Cowlitz Bank, other than shareholder approval for Cowlitz Bank, is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Cowlitz and Cowlitz Bank, and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    5.7 No Defaults from Transaction. Neither the execution, delivery and performance of this Agreement and the Holding Company Plan of Merger or Bank Plan of Merger by Cowlitz and Cowlitz Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any material breach or violation of, or result in any default or any acceleration of performance under, any of the terms, conditions or provisions of Cowlitz's Articles of Incorporation, Cowlitz's Bylaws, Cowlitz Bank's Articles of Incorporation and the Cowlitz Bank's Bylaws, or of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any material contract, agreement or instrument to which either is a party or by which either is bound, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of Cowlitz or Cowlitz Bank which are material to their business.

    5.8 Legal Proceedings. Except as disclosed in Schedule 5.8, there are no actions, suits, proceedings, claims or governmental investigations pending before any court, administrative officer or agency, other governmental body, or arbitrator, or to the Knowledge of Cowlitz threatened, against or affecting Cowlitz or Cowlitz Bank. Cowlitz and Cowlitz Bank have not received any notification from any governmental authority threatening to revoke any license, franchise, permit or governmental authorization, necessary for the conduct of their business.

    5.9 Legal Compliance.

        (a) Except as disclosed in Schedule 5.9(a), neither Cowlitz nor Cowlitz Bank is subject to any Regulatory Directive and has not been advised by such authorities that they are contemplating issuing or requesting any such Regulatory Directive. Except as disclosed in

Schedule 5.9(a), Cowlitz and Cowlitz Bank are in compliance with the terms of any Regulatory Directive.

        (b) Except as disclosed in Schedule 5.9(b), the conduct by each of Cowlitz and Cowlitz Bank of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of Cowlitz, any foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on any of Cowlitz or Cowlitz Bank. Specifically, but without limitation, Cowlitz and Cowlitz Bank are each in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Act, Regulation Z promulgated by the Federal Reserve, and the Real Estate Settlement Procedures Act of 1974.

        (c) Except as disclosed in Schedule 5.9(c), within the past three years, Cowlitz and Cowlitz Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with the FDIC, the Federal Reserve Board, DFI, and the SEC. As of their respective dates (giving effect only to those amendments filed before the date hereof), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

    5.10  Loan Portfolio.

        (a) Except as set forth on Schedule 5.10(a), neither Cowlitz nor Cowlitz Bank is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest bearing assets) (collectively "Loans") under the terms of which the obligor was, as of March 31, 2005, over 90 days delinquent in payment of principal or interest or in default of any other provision.

        (b) Except as set forth on Schedule 5.10(b), neither Cowlitz nor Cowlitz Bank is a party to any Loan with any director, executive officer of 5% or greater shareholder of Cowlitz or Cowlitz Bank, or to Cowlitz or Cowlitz Bank's Knowledge, any person controlling, controlled by or under common control with any of the foregoing.

        (c) Schedule 5.10(c) sets forth all of the Loans of Cowlitz Bank that as of March 31, 2005 were classified by any examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder,

        (d) Schedule 5.10(d) sets forth each asset of Cowlitz or Cowlitz Bank that as of March 31, 2005 was classified as "Other Real Estate Owed" and the book value thereof.

        (e) Except where failure would not have a material adverse effect on Cowlitz Bank's loan portfolio, each Loan (i) is evidenced by notes, agreements or other evidence of indebtedness which are true, genuine and what they purport to be, (ii) to the extent so secured, has been secured by valid liens and security interest which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (f) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Cowlitz Bank in material compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against Cowlitz or Cowlitz Bank has been or is likely to be suffered or incurred by Cowlitz or Cowlitz Bank.

        (g) Schedule 5.10(g) contains a list of all outstanding commitments, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend of Cowlitz Bank, as of March 31, 2005.

        (h) Neither Cowlitz nor Cowlitz Bank is in material violation of any requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Cowlitz or Cowlitz Bank or sold by Cowlitz or Cowlitz Bank to other investors, the effect of which violation would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of Cowlitz or Cowlitz Bank, and with respect to such loans Cowlitz or Cowlitz Bank has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (1) any FHA insurance or commitments of the FHA to insure, (2) any VA guarantee or commitment of the VA to guarantee, (3) any SBA guarantees or commitments of the SBA to guarantee, (4) any private mortgage insurance or commitment of any private mortgage insurer to insure, (5) any title insurance policy, (6) any hazard insurance policy, or (7) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended.

        (i) Neither Cowlitz nor Cowlitz Bank has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

    5.11 Environmental Matters.

Except as set forth on Schedule 5.11:

        (a) To Cowlitz and Cowlitz Bank's Knowledge, the facilities owned or leased by Cowlitz or Cowlitz Bank and the properties in which Cowlitz or Cowlitz Bank holds any security interest (collectively the "Cowlitz Property") are and have been in compliance with all Environmental Laws.

        (b) There is no proceeding pending or, to Cowlitz or Cowlitz Bank's Knowledge, threatened before any court, governmental agency or board or other forum in which Cowlitz or Cowlitz Bank or any Cowlitz Property has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party for (i) alleged noncompliance (including any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on the Cowlitz Property, except for such proceedings pending or threatened that are not likely, individually or in the aggregate, to have a Material Adverse Effect on Cowlitz and Cowlitz Bank. To Cowlitz and Cowlitz Bank's Knowledge, there is no reasonable basis for any proceeding of the type described in this paragraph.

        (c) To Cowlitz and Cowlitz Bank's Knowledge, prior to and during the period of (i) ownership or operation by Cowlitz or Cowlitz Bank of any of their current properties, or (ii) holding a security interest in any Cowlitz Property, there were no releases of Hazardous Material in, on, under or affecting any such property.

        (d) Except as set forth in Schedule 5.11(d), to the Knowledge of Cowlitz and Cowlitz Bank, no party has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from any Cowlitz Property.

    5.12 Contingent and Other Liabilities. Except as set forth on Schedule 5.12, since December 31, 2004, neither Cowlitz nor Cowlitz Bank has incurred any material liability of any nature (whether accrued, absolute, contingent or otherwise) which was not provided for or disclosed in the Cowlitz Financial Reports as of December 31, 2004, or incurred in the ordinary course of business.

    5.13 No Adverse Changes. Except as set forth in Schedule 5.13, since December 31, 2004 there has not been any:

        (a)  Material Adverse Change in Cowlitz or Cowlitz Bank;

        (b) material transaction by Cowlitz or Cowlitz Bank not in the ordinary course of  business;

        (c) cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by Cowlitz or Cowlitz Bank, nor has Cowlitz or Cowlitz Bank purchased or redeemed any of its shares;

        (d) damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to Cowlitz or Cowlitz Bank;

        (e) mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the properties or assets of Cowlitz or Cowlitz Bank, except to secure extensions of credit in the ordinary course of business and consistent with past practice;

        (f) amendment, modification, or termination of any contract or agreement, relating to Cowlitz or Cowlitz Bank which would have a Material Adverse Effect on Cowlitz and Cowlitz Bank;

        (g) increase in, or commitment to increase, the compensation or bonus payable or to become payable to any officer, director, employee or agent of Cowlitz or Cowlitz Bank; and

        (h) material alteration in the manner of keeping the books, accounts or records of Cowlitz or Cowlitz Bank, or in the accounting policies or practices therein reflected.

    5.14 Regulatory Approvals Required. The nature of the business and operations of Cowlitz and Cowlitz Bank does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit either to perform their obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Cowlitz or Cowlitz Bank, or any material loss or disadvantage to their business, upon consummation of the Holding Company Plan of Merger or Bank Plan of Merger, except for:

        (a) Approval of the Bank Plan of Merger by the DFI and FDIC;

        (b) Approval from, or waiver of jurisdiction by, the Federal Reserve of the Holding Company Merger;

        (c) Filing of the Holding Company Plan of Merger and Articles of Merger with the Washington Secretary of State;

        (d) Effectiveness of a registration statement under the Securities Act; and

        (e) Filing with the SEC of the preliminary and definitive Proxy Statement, relating to obtaining AEA shareholder approval of the Holding Company Merger, in accordance with Section 14 of the Exchange Act and the rules thereunder.

        As of the date hereof, neither Cowlitz nor Cowlitz Bank has any Knowledge of any reason why the approvals set forth in this Section 5.14 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.4.

    5.15 Derivative Contracts; Structured Notes. Neither Cowlitz nor Cowlitz Bank is a party to or has agreed to enter into any Derivative Contract or owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivative," "capped floating rate notes," or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivative Contracts, structured notes and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed on Schedule 5.15.

    5.16 Investment Securities. Schedule 5.16 sets forth the book and market value as of March 31, 2005 of the investment securities, mortgage-backed securities and securities held for sale by Cowlitz or Cowlitz Bank. Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in Cowlitz Public Reports, and none of the investments made by Cowlitz or Cowlitz Bank since December 31, 2004, are subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability Cowlitz or Cowlitz Bank freely to dispose of such investment at any time. Cowlitz and Cowlitz Bank have (i) properly reported as such any investment securities which are required under GAAP to be classified as "available for sale" at the lower of cost or market, and (ii) accounted for any decline in the market value of its securities portfolio on in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No 12 and Staff Accounting

Bulletin No. 59, including, without limitation, the recognition of Cowlitz's consolidated statement of operations of any unrealized loss with respect to any individual security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be "other than temporary."

    5.17 Tax Returns. Cowlitz and Cowlitz Bank have filed all federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. Except as disclosed on Schedule 5.17, Cowlitz and Cowlitz Bank have timely and accurately filed all currency transaction reports required by the Bank Secrecy Act, as amended, and have timely and accurately filed all required information returns and reports, including without limitation Forms 1099. Cowlitz or Cowlitz Bank has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided, and to Cowlitz's Knowledge there are no pending or threatened (in writing) audit or investigation of Cowlitz or Cowlitz Bank with respect to any tax liabilities. There are currently no agreements in effect with respect to Cowlitz or Cowlitz Bank to extend the period of limitations for assessment or collection of any tax. Cowlitz has delivered to AEA true and correct copies of Cowlitz's and any Cowlitz Bank's unconsolidated or uncombined federal and state income or franchise tax returns for the past five years.

    5.18 Real Property, Leased Personal Property. Schedule 5.18 contains a list setting forth all real property owned by Cowlitz or Cowlitz Bank as bank premises or other real estate owned. Except as may be noted on that schedule, all owned real property reflected in Cowlitz Public Reports as of December 31, 2004 is included in that schedule. Except as disclosed in Schedule 5.18, Cowlitz or Cowlitz Bank have good and marketable title to all of their owned real and personal property, free and clear of any mortgage, pledge, encumbrance, lien or charge of any kind and free of any adverse claim, except for easements, conditions and restrictions of record that do not materially impair the use, occupancy, enjoyment or ability to sell such property. Except as noted on Schedule 5.18, all buildings and structures on the real property, the equipment located thereon, and the real and personal property leased by Cowlitz or Cowlitz Bank, are in good operating condition and repair (ordinary wear and tear excepted) and conform to all applicable laws, ordinances and regulations. The leases pursuant to which Cowlitz or Cowlitz Bank leases real property and personal property, copies of which have also been delivered to AEA, are valid and effective in accordance with their respective terms and there is not under any such lease any default nor has there occurred any event which, with the giving of notice, lapse of time, would constitute an event of default. Cowlitz and Cowlitz Bank own or lease all property on which their continued business operations are dependent.

    5.19 Insurance. Schedule 5.19 includes a list of all insurance policies currently in force and effect with respect to Cowlitz's and Cowlitz Bank's business and real and personal property, and except as set forth on Schedule 5.19, each of these insurance policies, or policies with substantially similar coverage, have provided continuous coverage for the past three years.

    5.20 Trademarks. Cowlitz and Cowlitz Bank own or have valid licenses to use all patents, trademarks, copyrights or trade names which they consider to be material to their business taken as a whole, and have not been charged with infringement or violation of any patent, trademark, copyright or trade name.

    5.21 Contracts and Agreements.

        (a) Schedule 5.21(a) contains a list of all material contracts (as defined in Item 601 of Regulation S-K under the Securities Act of 1933) to which Cowlitz or Cowlitz Bank is a party or to which any of their properties are subject except for any contracts or agreements entered into with its customers in the ordinary course of business. Further, except as set forth in Schedule 5.21(a), Cowlitz has, as of December 31, 2004, fully accrued in accordance with GAAP for all obligations under such commitments.

        (b) Schedule 5.21(b) contains a list all agreements, contracts, leases or understandings with current officers and directors and any person who has been an officer or director within the past three years of Cowlitz or Cowlitz Bank, other than documentation regarding deposits and documentation regarding loans that are fully performing in accordance with their terms, which terms are no more favorable than those available to an unaffiliated parties made at or about the same time.

        (c) Schedule 5.21(c) contains a list of any agreements, contracts or understanding which limit the ability of Cowlitz or Cowlitz Bank to compete in any line of business or with any Person or containing any restriction of the geographic area in which, or method by which, Cowlitz or Cowlitz Bank may carry out its business;

        (d) True and correct copies of each of the contracts described in this Section 5.21 have been previously delivered to AEA. Except as set forth in Schedule 5.21(d) and, excluding any loan agreements or notices with Cowlitz Bank customers reflected in Cowlitz's regular delinquent loan reports which have been and will be made available to Cowlitz, (i) each of the contracts described in this Section 5.21(d) is valid and binding and in full force and effect and enforceable in accordance with its terms, (ii) Cowlitz and Cowlitz Bank have performed all obligations required to be performed by them to date under each such contract, except where such noncompliance, individually or in the aggregate would not have a Material Adverse Effect, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Cowlitz or Cowlitz Bank under the agreement and (iv) no other party is, to Cowlitz or Cowlitz Bank's Knowledge, in default in any respect thereunder.

    5.22  Employee Benefits.

        (a) Schedule 5.22(a) contains a list of all (i) Employee Benefit Plans sponsored or maintained by Colwitz or any ERISA Affiliate of Cowlitz, and (ii) all other pension, profit sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, other insurance, severance, sickness, disability, medical or death benefit plans, collective bargaining agreements, stock options, stock purchase agreements, bonus, deferred or incentive compensation, change-in-control, severance or separation, profit sharing, retirement, or other employee fringe benefit policies or arrangements of any kind that could result in the payment to any employees or former employees or other persons of Cowlitz or Cowlitz Bank of any money or other property, whether or not covered by ERISA.

        (b) Schedule 5.22(b) contains a list of all pension benefit plans subject to title 1, subtitle B, part 3 of ERISA ("Pension Benefit Plan") maintained by Cowlitz or any ERISA Affiliate of Cowlitz.

        (c) Cowlitz and, to the Knowledge of Cowlitz, all persons having fiduciary or other responsibilities or duties with respect to any Employee Benefit Plan, are, and have since inception been, in substantial compliance with, and each such Employee Benefit Plan is and has been operated substantially in accordance with, its provisions and in compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA or the Code. Each Pension Benefit Plan and any related trust agreements or annuity contracts (or any other funding instruments) substantially comply both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under Section 401(a) or 403(a) or other applicable provisions of the Code, and all other applicable laws, rules and regulations; all material governmental approvals for the Employee Benefit Plans have been obtained; and, except as set forth in Schedule 4.22(c) , a favorable determination or opinion as to the qualification under the Code of each Pension Benefit Plan set forth in Schedule 5.22(b) and each amendment thereto has been made or given by the Internal Revenue Service. No Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA. To the Knowledge of Cowlitz, all contributions or other amounts payable by Cowlitz or Cowlitz Bank as of the Effective Date with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and Section 412 of the Code, and there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Cowlitz or Cowlitz Bank.

        (d) Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely made or filed. Each Employee Benefit Plan is in compliance with the governing instruments and applicable federal or state law. In particular, but without limitation, each Welfare Benefit Plan is in compliance with federal law, including without limitation the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Except as described on Schedule 5.22(d), no Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Cowlitz or any ERISA Affiliate beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) any deferred compensation benefits accrued as liabilities on the books of Cowlitz or any ERISA Affiliates or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

        (e) Neither Cowlitz nor, to the Knowledge of its Officers, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or (d) of the Code or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service. To the Knowledge of Cowlitz, neither Cowlitz nor any ERISA Affiliate has engaged in a transaction in connection with which Cowlitz or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

         (f)  Complete and correct copies of the following documents have been furnished to AEA:

                (1)  Each current Cowlitz Employee Benefit Plan and any related trust agreements;

                (2) The most recent summary plan description of each current Cowlitz

Employee Benefit Plan for which a summary plan description is required under ERISA;

                (3) The most recent determination or opinion letters of the Internal Revenue Service with respect to the qualified status of the current Cowlitz Pension Benefit Plan;

                (4) Annual Reports (on Form 5500 series) required to be filed by Cowlitz with any governmental agency for the last two years;

                (5) Financial information which identifies to the Knowledge of Cowlitz (x) all material claims arising under any Employee Benefit Plan, (y) all claims presently outstanding against any Employee Benefit Plan (other than normal claims for benefits), and (z) a description of any material future compliance action required with respect to any Employee Benefit Plan under ERISA, or federal or state law; and

                (6) Any actuarial reports and PBGC Forms 1 for the last two years.

    5.23 Employment Disputes. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Cowlitz, threatened against Cowlitz or Cowlitz Bank, and to Cowlitz's Knowledge there is no attempt to organize any employees of Cowlitz or Cowlitz Bank into a collective bargaining unit.

    5.24 Reserve for Loan Losses. Cowlitz's reserve for loan losses, as established from time to time, equals or exceeds the amount required of Cowlitz and Cowlitz Bank as determined by the applicable bank regulatory agencies and pursuant to GAAP. Since December 31, 2004, Cowlitz has not reversed any provision taken for loan losses.

    5.25 Repurchase Agreements. Cowlitz and Cowlitz Bank have valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

    5.26 Interests of Directors and Others. Except as disclosed in any schedules hereto, no Officer or director of Cowlitz or Cowlitz Bank has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of Cowlitz or Cowlitz Bank other than as an owner of outstanding securities or deposit accounts of Cowlitz or Cowlitz Bank, or as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time.

    5.27 Schedules to this Agreement. The information contained in schedules to this Agreement prepared by or on behalf of Cowlitz or Cowlitz Bank is incorporated herein by reference. The copies of documents furnished as part of these schedules include all amendments, supplements, and modifications thereto and all express waivers applicable thereunder. The statements contained in this Section 5, as qualified by the statements in such schedules and the documents furnished as part of such schedules, are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made not misleading. With respect to those schedules to this Section 5 that provide information dated as of March 31, 2005, there have not been any material changes to the information set forth in such schedules between March 31, 2005 and the date hereof.

    5.28 Brokers and Finders. No action has been taken by Cowlitz that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

    5.29 Information for Proxy/Prospectus. None of the information prepared by, or on behalf of, Cowlitz or Cowlitz Bank included in the Proxy Statement and any other documents filed with the SEC, the DFI, the FDIC, or the Federal Reserve in connection with the transactions contemplated herein, will be, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the AEA shareholders, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6. Covenants of AEA.

    6.1 Certain Actions. Except as expressly provided for in this Agreement, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank each covenants to Cowlitz and Cowlitz Bank that, without first obtaining the written approval of Cowlitz, which approval shall not be unreasonably withheld:

                (a) It shall not amend its articles of incorporation or bylaws;

                (b) It shall not declare or pay any dividend, redeem, repurchase or otherwise acquire or agree to acquire any of its stock, or make or commit to make any other distribution on any capital stock to its shareholders (except than AEA Bank may pay dividends to AEA to fund AEA's operations and debt service);

                (c) It shall not issue, sell, or deliver; agree to issue, sell or deliver; or grant or agree to grant any shares of any class of its stocks, any securities convertible into any of such shares, or any options, warrants, or other rights to purchase such shares; notwithstanding the foregoing, AEA may issue securities (i) under options and warrants identified in Schedule 4.2 and (ii) strictly limited to the extent necessary to raise capital to comply with any Regulatory Directive, provided, that the issuance of any securities shall comply with the requirements of the Securities Act of 1933 and applicable state securities laws and Cowlitz has been given copies of the transaction documents in advance of the sale of securities for its review;

                (d) It shall not, except in the ordinary course of business, borrow or agree to borrow any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any commitment, obligation or liability (absolute or contingent), or cancel or agree to cancel any debts or claims; provided, however, AEA may incur additional indebtedness strictly limited to the extent necessary to raise capital to comply with any Regulatory Directives, so long as the terms of such indebtedness are reasonably acceptable to Cowlitz;

                (e) It shall not, except in the ordinary course of business, lease, sell or transfer; agree to lease, sell or transfer; or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights; make or permit any amendment or termination (not including expiration) of any contract, agreement, instrument or other right to which it is a party and which is material to its business, assets, earnings, operation or condition (financial or otherwise); or mortgage, pledge or subject to a lien or any other encumbrance any of its material assets, tangible or intangible;

                (f) It shall not violate in any material respect, or commit a material breach of or default under any contract, agreement or instrument to which it is a party or to which any of its assets may be subject and which is material to its business, assets, earnings, operation or condition (financial or otherwise);

                (g) It shall not knowingly violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirements of any governmental body or court, relating to its assets or business, except with respect to any continuing failure, as set forth on Schedule 4.9(a), to comply with a Regulatory Directive, provided AEA has taken reasonable efforts to comply with such Regulatory Directive;

                (h) It shall not increase or agree to increase the compensation payable to any officer, director, employee or agent; make or commit to make any bonus (except in accordance with existing employment agreements); or enter into or make any material change in any employment agreement or Employee Benefit Plan except as required by law;

                (i) It shall not, except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of loans to customers, acquire control of or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity; acquire control or ownership of all or a substantial portion of the assets of any of the foregoing; merge, consolidate or otherwise combine with any other corporation; or enter into any agreement providing for any of the foregoing except in connection with the enforcement of bona fide security interests;

                (j) It shall not acquire an ownership or leasehold interest in any real property whether by foreclosure, deed in lieu of foreclosure or otherwise without making an environmental evaluation that, in its reasonable opinion, is appropriate;

                (k) It shall not settle any pending or threatened legal proceeding involving a claim against AEA or AEA Bank, except with respect to those matters set forth on Schedule 2.3.2 or Schedule 8.10, the terms of settlement of which have been provided to Cowlitz for review (for the avoidance of doubt, AEA and AEA Bank may settle legal proceedings involving claims by AEA or AEA Bank provided the terms of such settlements are provided to Cowlitz for review);

                (l) It shall not engage in any activity or transaction other than in the ordinary course of business which would be reasonably expected to (i) have a Material Adverse Effect on AEA or AEA Bank, (ii) adversely affect the ability of Cowlitz, Cowlitz Bank, AEA or AEA Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis, or (iii) result in the material breach of any representation or warranty hereunder or the failure of a condition of closing;

                (m) It shall not acquire, open or close any office or branch;

                (n) It shall not do any act which causes it to be in material noncompliance with the regulations, permits and orders issued by regulatory authorities having jurisdiction over its business operations, except with respect to any continuing failure, as set forth on Schedule 4.9(a), to comply with a Regulatory Directive, provided AEA has taken reasonable efforts to comply with such Regulatory Directive;

                (o) It shall not make or commit to make any capital expenditures, capital additions or capital improvements which individually exceed $5,000, or in the aggregate exceed $50,000;

                (p) It shall not make, commit to make, or renew, modify or amend the terms of any loan over $250,000 or a series of loans or commitments over $250,000 to any Person or group of related Persons unless (1) the loan is made, committed to, modified or amended in accordance with Cowlitz Bank's loan policy and (2) information regarding such loan has been provided to Cowlitz and Cowlitz has not objected to the loan within 72 business hours of its receipt of the loan information;

                (q) It shall not renew, modify or amend the terms of any existing loan which is classified by any examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import unless (1) the loan is made, committed to, modified or amended in accordance with Cowlitz Bank's loan policy and (2) information regarding such loan has been provided to Cowlitz and Cowlitz has not objected to the loan within 72 business hours of its receipt of the loan information;

                (r) It shall not enter into or modify any agreement or arrangement with any director or officer of AEA or AEA Bank or with any Person affiliated with any director or officer of AEA or AEA Bank;

                (s) It shall not take any charge-offs or write-downs of loan losses unless required by a bank regulatory authority to do so; and

                (t) It shall not take any action or cause to be taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    6.2 No Solicitation. Between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank shall not, and shall not knowingly permit their officers, directors or other representatives to directly or indirectly initiate contact with any person or entity in an effort to solicit any Alternative Acquisition Transaction. Between the date hereof and earlier of the Effective Date or termination of this Agreement, AEA and each member of the Board shall not authorize or knowingly permit any officer, director or any other person representing or retained by AEA or AEA Bank to directly furnish or cause to be furnished any non-public information concerning its business, properties, or assets to any person or entity in connection with any possible Alternative Acquisition Transaction other than to the extent specifically authorized by its Board of Directors in the good faith exercise of its fiduciary duties after consultation with legal counsel. AEA shall promptly orally notify Cowlitz, followed by written notice, of receipt by AEA, AEA Bank or any of its officers or directors of any proposal, solicitation, indication of interest or other communication by any Person relating to any potential Alternative Acquisition Transaction, whether oral or written, communicated by any Person to AEA, or any indication from any Person that such a Person is considering making any Alternative Acquisition Transaction. Nothing in this Section 6.2 shall be interpreted to prevent AEA or its directors from entertaining or considering proposals for Alternative Acquisition Transactions in the good faith exercise of their fiduciary duties to shareholders.

    6.3 Filing Reports and Returns, Payment of Taxes. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank shall duly and timely file (by the due date or any duly granted extension thereof), all reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the Federal Reserve, FDIC or DFI and all required federal, state and local tax returns, except where such late filing will not result in a Material Adverse Effect. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, AEA and AEA Bank will promptly pay all taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected.

    6.4 Preservation of Business. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, each of AEA and AEA Bank shall each use its respective commercially reasonable efforts (i) to preserve intact its business organization; (ii) to preserve its relationships and goodwill with its customers, employees and others having business dealings with it; and (iii) to keep available the services of its present officers, agents and employees and those of AEA Bank. AEA and AEA Bank will not institute any novel, unusual or material change in its methods of management, lending policies, personnel policies, accounting, marketing, investments or operations.

    6.5 Reasonable Efforts. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA will use its commercially reasonable efforts to obtain and to assist Cowlitz in obtaining all necessary approvals, consents and orders, including but not limited to approval of the FDIC, Federal Reserve, and DFI, to the transactions contemplated by this Agreement and the Plans of Merger, and to obtain the approval of the shareholders of AEA to the Agreement and to the Holding Company Plan of Merger. Further, AEA will use its commercially reasonable efforts to cause the members of the Board of Directors of AEA and AEA Bank to execute this Agreement in their individual capacities as provided for at the end of this Agreement.

    6.6 Continuing Accuracy of Representations and Warranties. During the period between the date hereof and the earlier of the Effective Date or the termination of this

Agreement, AEA and AEA Bank will not knowingly take or permit (to the extent within their control) any action which would reasonably be expected to cause any of the representations or warranties made by AEA or AEA Bank in this Agreement, if made on and as of the date of such event or the Effective Date, to be untrue or inaccurate (other than an event so affecting a representation or warranty which is permitted hereby). Within two days of becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause a representation or warranty to be untrue or inaccurate, AEA will give Cowlitz oral notification of the occurrence of such event and within fifteen (15) days of such event will provide a detailed written notice thereof to Cowlitz. AEA and AEA Bank will use reasonable efforts to prevent or promptly remedy such untruth or inaccuracy.

    6.7 Updating the AEA Disclosure Schedule. No later than fifteen (15) days prior to the Anticipated Closing Date, AEA will revise and supplement the schedules to this Agreement provided by AEA and AEA Bank, so that such schedules are accurate and complete. Notwithstanding anything to the contrary contained herein, supplementation of such schedules following the execution of this Agreement shall not be deemed a modification of AEA's or AEA Bank's representations or warranties contained herein, unless Cowlitz consents in writing to such modification.

    6.8 Rights of Access. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank will permit Cowlitz, and its employees, agents and representatives, during normal business hours and in a manner which does not unreasonably interfere with AEA and AEA Bank's business operations, full access to its personnel, consultants, premises, books, files and records, including but not limited to loan files and litigation files. AEA will furnish to Cowlitz such financial and operating data and other information with respect to the business and assets of AEA and AEA Bank as Cowlitz shall reasonably request. Cowlitz shall hold the information it obtains under this Section 6.8 in confidence in accordance with Section 12.3 hereof.

    6.9 Registration Statement. AEA and AEA Bank each shall provide to Cowlitz such information and assistance as may be reasonably necessary to permit Cowlitz to file with the SEC a registration statement covering the issuance of the Cowlitz Common Stock pursuant to this Agreement, and the proxy statement to be used by AEA to solicit proxies from the AEA shareholders for the shareholder meeting at which the AEA shareholders will be asked to consider and vote on this Agreement and the Holding Company Plan of Merger, and the transactions contemplated hereby and thereby (in its combined, definitive form, the "Proxy Statement"). When delivered to shareholders of AEA, the Proxy Statement will fairly and accurately describe the business, financial condition and operations of AEA and AEA Bank, and will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in or omission from the Proxy Statement that are not descriptive of or otherwise attributable to AEA or AEA Bank. AEA will promptly advise Cowlitz in writing if at any time prior to the Effective Date AEA obtains Knowledge of any facts that would, in the opinion of AEA or its counsel, make it necessary to amend or supplement the Proxy Statement to make the statements therein not misleading or to comply with applicable law.

    6.10 Delivery of Reports. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank will deliver to Cowlitz copies of:

        (a) Minutes of meetings of AEA's and AEA Bank's shareholders, Board of Directors, and management or director committees, in each case promptly following approval thereof by the directors, management or committees;

        (b) AEA Bank's loan committee reports and reports of loan delinquencies, foreclosures and other adverse developments regarding loans, and of developments regarding other real estate owned or other assets acquired through foreclosure or action in lieu thereof, promptly following approval thereof by AEA Bank's loan committee; and

        (c) written communications by AEA to its shareholders, promptly following the mailing or transmittal thereof to such shareholders.

    6.11 Payment of Obligations. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA or AEA Bank, as the case may be, will promptly pay upon receipt of billings all accounts payable, including professional fees for legal, financial and accounting services, and will maintain its assets in accordance with good business practices; provided, however, that AEA and AEA Bank may refrain from paying any billings or accounts payable which they dispute in good faith.

    6.12 Shareholder Meeting. AEA will call a meeting of its shareholders to consider and approve this Agreement, the Holding Company Plan of Merger, and the transactions contemplated thereby. AEA will deliver to its shareholders notice of the meeting, together with the Proxy Statement, in accordance with applicable Washington and federal law. The AEA Board of Directors will recommend to the shareholders approval of this Agreement, the Holding Company Plan of Merger and the transactions contemplated hereby unless, after consulting with legal counsel, the Board determines in good faith that its fiduciary duties otherwise require.

    6.13 Approval of Bank Plan of Merger. Promptly following execution of this Agreement, AEA will execute consent resolutions of as sole shareholder of AEA Bank to approve and ratify the Bank Plan of Merger.

    6.14 Title Reports. Immediately prior to the Effective Date, AEA will provide Cowlitz with either copies of title reports or a preliminary title report with respect to all real property owned by AEA, including other real estate owned.

    6.15 Insurance. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, AEA and AEA Bank shall maintain all existing insurance coverage or maintain insurance coverage substantially similar to existing insurance coverage.

    6.16 Other Covenants. AEA and AEA Bank will take the actions set forth in Schedule 6.16 on or before the dates for each such action set forth in Schedule 6.16, unless a requirement is waived in writing by Cowlitz.

    6.17 Notice to Option Holders. More than 30 days prior to the Effective Date, AEA will notify all holders of AEA Options of the proposed merger in accordance with Section 14 of the form of option grant agreement for options issued under AEA's 1996 Employee Stock Option Plan.

    6.18 Other Actions. AEA and AEA Bank agree to use their commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable or advisable under applicable laws so as to permit consummation of the Mergers and otherwise to enable consummation of the transactions contemplated hereby, and shall cooperate fully with Cowlitz and Cowlitz Bank to that end, unless, after consultation with legal counsel, the Boards of Directors of AEA and AEA Bank determine that their fiduciary duties otherwise require.

    6.19 Voting Agreement. By signing this Agreement, each member of the Board of Directors of AEA so signing further agrees to vote his or her AEA Common Stock, and any shares over which he or she has voting control, in favor of the transactions contemplated by this Agreement and agrees that in the event the director sells or otherwise transfers his or her shares of AEA Common Stock prior to the record date for the shareholders' meeting at which AEA shareholders will be asked to approve this Agreement and the transactions hereunder, that such shares will only be sold or transferred subject to an agreement by the purchaser to vote such shares in favor of approving this Agreement and the transactions hereunder. The undertaking in this Section 6.19 of each member of the Board of Directors of AEA signing at the end of this Agreement to vote their shares in favor of the Agreement relates solely to their separate interests as shareholders and not in any way to their positions as directors of AEA.

7.  Covenants of Cowlitz.

    7.1 Certain Actions. Except as expressly provided for in this Agreement, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz and Cowlitz Bank each covenants to AEA and AEA Bank, that, without first obtaining the written approval of AEA, which approval shall not be unreasonably withheld:

                (a)     It shall not amend its articles of incorporation or bylaws;

                (b)    It shall not declare or pay any dividend, redeem, repurchase or otherwise acquire or agree to acquire any of its capital stock or make or commit to make any other distribution to shareholders (except that Cowlitz Bank may pay dividends to Cowlitz);

                (c) It shall not engage in any activity or transaction that is other than in the ordinary course of business, including the sale of any properties, securities, servicing rights, loans or other assets, which would be reasonably expected to have a Material Adverse Effect on Cowlitz and Cowlitz Bank or adversely delay the ability of Cowlitz, Cowlitz Bank, AEA or AEA Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis;

                (d) It shall not violate, or commit a breach of or default under any contract, agreement or instrument to which it is a party or to which any of its assets may be subject and which is material to its business, assets, earnings, operation or condition (financial or otherwise), or knowingly violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirements of any governmental body or court, relating to its assets or business, the violation of which could result in a Material Adverse Effect on Cowlitz or Cowlitz Bank.

                (e) It shall not take any action or cause to be taken any action that would prevent or impede the Holding Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    7.2 Filing Reports and Returns, Payment of Taxes. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz and Cowlitz Bank shall duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the SEC, Federal Reserve, FDIC and DFI and all required federal, state and local tax returns, except where such late filing will not result in a Material Adverse Effect. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, Cowlitz and Cowlitz Bank will promptly pay all taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected.

    7.3 Preservation of Business. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz and Cowlitz Bank shall use its commercially reasonable efforts to preserve intact its business organization and to preserve its relationships and goodwill with its customers, employees and others having business dealings with it.

    7.4 Reasonable Efforts. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz will use commercially reasonable efforts to obtain and to assist AEA in obtaining, all necessary approvals, consents and orders, including but not limited to approvals of the Federal Reserve, FDIC and the DFI, to the transactions contemplated by this Agreement and the Plans of Merger.

    7.5 Continuing Accuracy of Representations and Warranties. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz and Cowlitz Bank will not knowingly take or permit (to the extent within their control) any action which would cause any of the representations or warranties made by Cowlitz or Cowlitz Bank in this Agreement if made on and as the date of such event or the Effective Date, to be untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is permitted hereby). Within two days of becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause a representation or warranty to be untrue or inaccurate, Cowlitz will give AEA oral notification of the occurrence of such event and within fifteen (15) days of such event will provide a detailed written notice thereof to AEA. Cowlitz and Cowlitz Bank will use reasonable efforts to prevent or promptly remedy such untruth or inaccuracy.

    7.6 Updating the Schedules. No later than fifteen (15) days prior to the Anticipated Closing Date, Cowlitz will revise and supplement the schedules to this Agreement provided by Colwitz and Cowlitz Bank to ensure that such schedules remain accurate and complete. Notwithstanding anything to the contrary contained herein, supplementation of such schedules following the execution of this Agreement shall not be deemed a modification of Cowlitz's or Cowlitz Bank's representations or warranties contained herein, unless AEA consents in writing to such modification.

    7.7 Rights of Access. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz and Cowlitz Bank will permit AEA and its employees, agents and representatives, during normal business hours and in a manner which does not unreasonably interfere with Cowlitz and Cowlitz Bank's business operations, full access to its employees, consultants, premises, books, files and records of Cowlitz, including but not limited to loan files and litigation files. Cowlitz will furnish to AEA such financial and operating data and other information with respect to its business and assets as AEA shall reasonably request. AEA shall hold the information it obtains under this Section 7.7 in confidence in accordance with Section 12.3 hereof.

    7.8 Proxy Statement. Cowlitz will prepare or provide to AEA such assistance as may be necessary to permit AEA to prepare the Proxy Statement. When delivered to AEA shareholders, the Proxy Statement will fairly describe the transaction with respect to the business, financial condition and operations of Cowlitz and Cowlitz Bank and will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in or omission from the Proxy Statement that are not descriptive of or otherwise attributable to Cowlitz or Cowlitz Bank. Cowlitz will promptly advise AEA in writing if at any time prior to the Effective Date Cowlitz shall obtain Knowledge of any facts that would, in the opinion of Cowlitz or its counsel, make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements therein not misleading or to comply with applicable law.

    7.9 Securities Registration. Promptly following execution of this Agreement, Cowlitz will take all necessary and appropriate steps to register under the Securities Act and any applicable state securities laws the shares of Cowlitz Common Stock to be issued to AEA shareholders under the Holding Company Plan of Merger.

    7.10 Listing of Securities. Cowlitz shall, promptly following the execution of this Agreement, file with the Nasdaq Stock Market, Inc., a listing application covering the Cowlitz Common Stock to be issued to the AEA shareholders and shall continue to take such steps as may be necessary to cause such Cowlitz Common Stock to be listed on the Nasdaq National Market on or before the Effective Date.

    7.11 Other Actions. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals to and to otherwise accomplish this Agreement and the Plans of Merger. Promptly following the execution of this Agreement, Cowlitz will execute consent action minutes of shareholders to approve and ratify the Bank Plan of Merger.

    7.12 Appointment to Cowlitz Board of Directors. Prior to the Effective Date, Cowlitz's Board of Directors may select one person from AEA's Board of Directors for appointment to the Cowlitz Board of Directors and Cowlitz Bank Board of Directors. If such person chooses not to accept such appointment, Cowlitz may, but is not obligated to, select another person from AEA's Board of Directors for the appointment. At or immediately after the Effective Date, if the person selected has agreed to serve on the Boards of Directors, such person shall be appointed to both the Cowlitz and Cowlitz Bank Board of Directors.

    7.13  Employee Matters.

                (a) From and after the Effective Time, Cowlitz and Cowlitz Bank shall honor in accordance with their terms as in effect immediately before the Effective Time (i) all employee benefit or compensation obligations to current and former employees of AEA and AEA Bank accrued as of the Effective Time and (ii) all employment or severance agreements entered into prior to the date hereof, provided these benefits or agreements are set forth on Schedule 4.22 and provided, however, that such benefits and agreements shall be subject to any amendment or termination thereof that may be permitted by their terms.

                 (b) After the Effective Time, Cowlitz will either continue the AEA employee benefit plans in effect at the Effective Date (provided that at renewal dates, copayments, employee contributions, deductible limits and other cost-sharing arrangements may be modified to reflect any increase in the costs of such benefits), modify the AEA employee benefits plans to provide for benefits that would, in the aggregate, be no less favorable than those provided to AEA and AEA Bank employees at the Effective Date, or may shift AEA and AEA Bank employees to the benefit programs then made available to Cowlitz employees (the "Benefits Integration") with credit for service with AEA and AEA Bank accrued (or otherwise credited by AEA and AEA Bank) prior to the Benefits Integration deemed service with Cowlitz for eligibility and vesting purposes (and levels of benefits).

                 (c) For purposes of vacation benefits, service accrued with AEA and AEA Bank shall be credited for determining an employee's eligibility and length of vacation under the Cowlitz vacation plan, and any vacation taken prior to the Benefits Integration will be subtracted under the Cowlitz plan from the employee's vacation entitlement for the calendar year in which the Benefits Integration occurs.

                 (d) For purposes of participation in Cowlitz bonus plans, profit sharing plans and arrangements, and similar benefits, AEA and AEA Bank employees shall receive credit for length of service accrued with AEA and AEA Bank.

                 (e) Cowlitz shall waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of AEA and AEA Bank under any Cowlitz health and welfare plans in which such employees may be eligible to participate after the Effective Time. Deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year under AEA's health and welfare plans but prior to the date such employee first participates in the applicable Cowlitz plan, shall reduce the amount of deductibles, coinsurance and out-of-pocket payments under the Cowlitz plan.

    7.14  Indemnification of Directors and Officers; D&O Insurance.

                (a) From and after the Effective Date, Cowlitz shall indemnify and hold harmless AEA's current directors and executive officers to the extent of AEA's indemnification obligation under AEA's articles of incorporation and bylaws, subject to Washington law.

                (b) Provided that prior to the Effective Date AEA has obtained three-year tail coverage on its director and officer liability insurance policy, from and after the Effective Date for a three-year period, Cowlitz shall maintain such tail coverage or substantially similar tail coverage.

                (c) If Cowlitz or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all of the obligations set forth in this Section 7.14.

                (d) The provisions of this Section 7.14 are intended to be for the benefit of, AEA and AEA Bank's directors and executive officers and shall be enforceable by, each of the them, their heirs and their representatives.

    7.15 Payment of Certain Indebtedness. As of the Effective Date or within thirty (30) days thereafter, Cowlitz will repay AEA's indebtedness payable, including without limitation all principal, interest, fees and other charges and amounts payable, (i) to Farmers and Merchants Bank of Rockford and (ii) to Funding Source, LLC. Cowlitz will also repay other indebtedness incurred by AEA strictly to the extent necessary to increase capital for compliance with any Regulatory Directive, provided Cowlitz has consented to AEA incurring additional indebtedness, which consent shall not be unreasonably withheld.

    7.16 Reservation of Shares. Cowlitz shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Cowlitz Common Stock for delivery upon exercise of converted AEA Warrants and the maximum number of shares that could be issuable pursuant to Section 3.2.

    7.17 Reports. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Cowlitz will deliver to AEA promptly upon preparation or approval, copies of minutes of meetings of Cowlitz' and Cowlitz Bank's shareholders, Board of Directors, and management or director committees, and Cowlitz Bank's loan committee reports and reports of loan delinquencies, foreclosures and other adverse developments regarding loans; and of developments regarding other real estate owned or other assets acquired through foreclosure or action in lieu thereof.

8. Conditions to Obligations of Cowlitz.

    The obligations of Cowlitz under this Agreement and the Plans of Merger to consummate the Holding Company Merger and the Bank Merger shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by Cowlitz in writing and not required by law):

    8.1 Shareholder Approval. Approval of this Agreement and the Plans of Merger by the shareholders of AEA and AEA Bank.

    8.2 No Litigation. Absence of any suit, action, or proceeding (made or threatened) against Cowlitz, AEA, or any of their directors or officers, seeking to challenge, restrain or enjoin this Agreement or the Plans of Merger or the transactions contemplated thereby; seeking to restrict the rights of the parties or the operation of the business of AEA or Cowlitz or their subsidiaries after consummation of the Mergers; or seeking to subject the parties to this Agreement or the Plans of Merger or any of their officers or directors to any liability, fine, forfeiture or penalty on the grounds that the parties hereto or their directors or officers have violated or will violate their fiduciary duties to their respective shareholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Agreement and the Plans of Merger, except such suits, actions or proceedings which in the reasonable judgment of Cowlitz are without merit.

    8.3 No Banking Moratorium. Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

    8.4 Regulatory Approvals. Procurement of all consents, orders and approvals required by law, and the satisfaction of all other necessary or appropriate legal requirements, including but not limited to approvals by Federal Reserve, FDIC, and DFI of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Cowlitz or AEA, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of Cowlitz would be materially burdensome to Cowlitz or AEA, and the expiration of all regulatory waiting periods.

    8.5 Compliance with Securities Laws. Receipt of an order of registration from the SEC relating to the issuance of shares of Cowlitz Common Stock under the Holding Company Plan of Merger, the absence of any stop order issued by the SEC, and receipt of such other registration and qualification orders as may be necessary under applicable laws and regulations.

    8.6 Other Consents. Receipt of all other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger.

    8.7  Corporate Documents. Receipt by Cowlitz of:

                (a) Certificates of existence or good standing for AEA and AEA Bank issued by the appropriate governmental officer as of a date immediately prior to the Effective Date; and

                (b) A copy, certified by each Secretary of AEA and AEA Bank, of resolutions adopted by the Board of Directors and shareholders of each entity approving this Agreement and the applicable Plan of Merger.

    8.8 Continuing Accuracy of Representations and Warranties. Except as expressly contemplated hereby, the representations and warranties of AEA being true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date (unless some other date is specified as of which a representation and warranty is made, in which case such statement shall be true and correct as of such date). Notwithstanding the foregoing, in the case of Section 4.13(a), Material Adverse Changes related to changes in AEA's balance sheet that do not constitute AEA Material Financial Changes shall not be deemed a breach of AEA's representations and warranties hereunder, provided that all Material Adverse Changes are accurately reflected in the updated schedules to this Agreement provided by AEA and AEA Bank.

    8.9 Compliance with Covenants. Compliance by AEA with all covenants on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

    8.10 Settlement. Resolution of all of the claims and disputes with respect to the matter set forth on Schedule 8.10 for a cash amount equal to or less than the reserve amount set forth on Schedule 8.10.

    8.11 No Material Adverse Changes. Between December 31, 2004 and the Effective Date, the absence of any Material Adverse Change or AEA Material Financial Change, except changes contemplated by this Agreement and such changes as may have been previously approved in writing by Cowlitz. For purposes of this Section, "Material Adverse Changes" shall not include financial changes which are considered for purposes of determining whether an AEA Material Financial Change has occurred and shall not include those financial changes specifically excluded from the definition of AEA Material Financial Change.

    8.12 Certificate. Receipt by Cowlitz of a Certificate of the Chief Executive Officer of AEA, dated as of the Effective Date, certifying to the best of his knowledge the fulfillment of the conditions specified in Sections 8.1, 8.2, 8.4, 8.6, 8.8, 8.9, 8.10, 8.11, 8.14, 8.15, 8.17 and 8.18 hereof and such other matters with respect to the fulfillment by AEA of any of the conditions of this Agreement as Cowlitz may reasonably request.

    8.13 Tax Opinion. Receipt of a opinion of Foster Pepper Tooze LLP, special counsel to Cowlitz, dated as of the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the transactions contemplated by the Agreement and the Plans of Merger will be reorganizations within the meaning of Section 368(a) of the Code; that the parties to the Agreement and to the Plans of Merger will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code; and that no taxable gain or loss will be recognized by AEA, AEA Bank, Cowlitz or Cowlitz Bank as a result of the Mergers; that no taxable gain or loss will be recognized by the shareholders of AEA (except with respect to cash, if any, received for any fractional share interest in Cowlitz Common Stock or in lieu of stock under Section 2.1.4) . In rendering its opinion, Foster Pepper Tooze LLP may require and rely upon representations contained in letters from AEA and Cowlitz.

    8.14 Other Conditions. Satisfaction of the other conditions and requirements set forth in Schedule 8.14.

    8.15 Dissenting Shares. AEA shareholders holding or controlling no more than twenty percent (20%) of the shares of AEA Common Stock issued and outstanding immediately prior to the Effective Time shall have perfected dissenter's rights under RCW Chapter 23B.13.

    8.16 Affiliate Letters. Cowlitz has received an Affiliate Letter, in the form attached hereto as Exhibit C from each of the affiliates (as defined in Rule 144 promulgated by the SEC pursuant to the Securities Act) of AEA. Schedule 8.16 is a list of all affiliates of AEA.

    8.17 Limit on Certain Expenses. In the aggregate, (i) AEA's and AEA Bank's legal expenses in connection with negotiation, preparation, and performance of this Agreement and the transactions contemplated hereunder, and (ii) the premium paid for three-year tail coverage for AEA's director and officer liability insurance policy, shall not have exceeded $750,000.

    8.18 Limit on NOL Carry-forwards. Federal tax net operating loss carry-forwards realized by AEA between December 31, 2004 and the Effective Date shall not exceed the amount set forth on Schedule 8.18, except as set forth on Schedule 8.18.

9. Conditions to Obligations of AEA.

    The obligations of AEA under this Agreement and the Plans of Merger to consummate the Mergers, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by AEA in writing and not required by law):

    9.1 Shareholder Approval. Approval of this Agreement and the Holding Company Plan of Merger by the shareholders of AEA.

    9.2 No Litigation. Absence of any suit, action, or proceeding (made or threatened) against Cowlitz, AEA, or their directors or officers, seeking to challenge, restrain, enjoin, or otherwise affect this Agreement or the Plans of Merger or the transactions contemplated thereby; seeking to restrict the rights of the parties or the operation of the business of AEA or Cowlitz or their subsidiaries after consummation of the Mergers; or seeking to subject any of them or their officers or directors to any liability, fine, forfeiture or penalty on the grounds that such parties have violated or will violate their fiduciary duties to their respective shareholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Agreement and the Plans of Merger.

    9.3 No Banking Moratorium. Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

    9.4 Regulatory Approvals. Procurement of all consents, orders and approvals required by law, and the satisfaction of all other necessary or appropriate legal requirements, including but not limited to approvals by Federal Reserve, FDIC and DFI of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Cowlitz or AEA, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of AEA would be materially burdensome to Cowlitz or AEA, and the expiration of all regulatory waiting periods.

    9.5 Compliance with Securities Laws. Receipt by Cowlitz of an order of registration from the SEC relating to the issuance of shares of Cowlitz Common Stock under the Holding Company Plan of Merger, the absence of any stop order issued by the SEC, and receipt of such other registration and qualification orders as may be necessary under applicable laws and regulations, and receipt by Cowlitz of confirmation that the shares of Cowlitz Common Stock to be issued under the Holding Company Plan of Merger have been listed on the Nasdaq National Market.

    9.6 Other Consents. Receipt of all other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger.

    9.7  Corporate Documents. Receipt by AEA of:

                (a) A certificate of existence for Cowlitz and a good standing certificate for Cowlitz Bank issued by the appropriate governmental officer dated as of a date immediately prior to the Effective Date;

                (b) A copy, certified by each Secretary of Cowlitz and Cowlitz Bank, of the resolutions adopted by the Board of Directors of each approving this Agreement and the respective Plan of Merger.

    9.8 Continuing Accuracy of Representations and Warranties. Except as contemplated hereby, the representations and warranties of Cowlitz being true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date (unless some other date is specified as of which a representation or warranty is made, in which case such statement shall be true and correct as of such date). Notwithstanding the foregoing, in the case of Section 5.13(a), Material Adverse Changes related to changes in Cowlitz's consolidated balance sheet that do not constitute Cowlitz Material Financial Changes shall not be deemed a breach of Cowlitz's and Cowlitz Bank's representations and warranties hereunder, provided that all Material Adverse Changes are accurately reflected in the updated schedules to this Agreement provided by Cowlitz and Cowlitz Bank.

    9.9 Compliance with Covenants. Cowlitz having complied in all material respects with all covenants on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

    9.10 Tax Opinion. Receipt of a favorable opinion of Foster Pepper Tooze LLP, special counsel to Cowlitz, as referenced in Section 8.13, which opinion stipulates that it may be relied on by AEA shareholders.

    9.11 Certificate. Receipt by AEA of a Certificate of the President and Chief Financial Officer of Cowlitz, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 9.2, 9.4, 9.5, 9.6, 9.8, and 9.9 hereof and such other matters with respect to the fulfillment by Cowlitz of any of the conditions of this Agreement as AEA may reasonably request.

    9.12 Fairness Opinion. AEA shall have received a written fairness opinion of Sandler O'Neill & Partners, L.P, which opinion has not been withdrawn as of date of the Proxy Statement, confirming that the Merger Consideration to be paid to AEA shareholders in the Holding Company Merger is fair from a financial point of view to the AEA shareholders.

    9.13 No Material Adverse Changes. Between December 31, 2004 and the Effective Date, the absence of any Material Adverse Change or Cowlitz Material Financial Change, except changes contemplated by this Agreement and such changes as may have been previously approved in writing by AEA. For purposes of this Section, "Material Adverse Changes" shall not include financial changes which are considered for purposes of determining whether a Cowlitz Material Financial Change has occurred.

10. Closing.

    The transactions contemplated by this Agreement and the Plans of Merger will close in the office of Foster Pepper Tooze LLP at such time and on such date within seven (7) days following the satisfaction of the conditions to closing, including the expiration of any waiting period, set forth in Sections 8.4 and 9.4, as set by notice from Cowlitz to AEA, or at such other time and place as the parties may agree.

11.  Termination.

    11.1 Procedure for Termination. This Agreement may be terminated before the Effective Date:

        (a) By the mutual consent of the Boards of Directors of Cowlitz and AEA acknowledged in writing;

        (b) By Cowlitz or AEA acting through their Boards of Directors upon written notice to the other party, if at the time of such notice the Mergers shall not have become effective by December 31, 2005 or such later date as shall have been agreed to in writing by Cowlitz and AEA acting through their respective Boards of Directors;

        (c) By Cowlitz, acting through its Board of Directors upon written notice to AEA, if (i) there has been a failure on the part of AEA to satisfy its covenants and obligations under this Agreement, or (ii) there has been a breach by AEA in its representations or warranties, such that the condition set forth in Section 8.8 is not satisfied, and such breach or failure is not cured within 30 days notice to AEA of such breach or failure;

        (d) By AEA, acting through its Board of Directors upon written notice to Cowlitz, if (i) there has been a failure on the part of Cowlitz to satisfy its covenants and obligations under this Agreement, or (ii) there has been a breach by Cowlitz in its representations or warranties, such that the condition set forth in Section 9.8 is not satisfied, and such breach or failure is not cured within 30 days notice to AEA of such breach or failure;

        (e) By Cowlitz, acting through its Board of Directors upon written notice to AEA, if AEA suffers an AEA Material Financial Change;

        (f) By AEA, acting through its Board of Directors upon written notice to Cowlitz if Cowlitz suffers a Cowlitz Material Financial Change;

        (g) By AEA, acting through its Board of Directors, if during the five-day period immediately prior to the Anticipated Closing Date, AEA gives written notice to Cowlitz of its intent to terminate the Agreement due to a Significant Decline in the price of Cowlitz Common Stock. If during the same measurement period there has been a decline in the Nasdaq Bank Index, AEA may not give notice of an intent to terminate unless, in addition to a Significant Decline, the percentage decrease in the Cowlitz stock price is 15 percentage points more than the Nasdaq Bank Index Decrease. Notwithstanding the foregoing, if Cowlitz declares or pays a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Cowlitz Stock Closing Value is determined, the provisions of this Section 11.1(g) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of AEA. Notwithstanding the foregoing, this Agreement will not terminate if within 48 hours of such notice Cowlitz agrees to a Price Fill. If Cowlitz fails to elect to effect a Price Fill, AEA may withdraw its notice of intention to terminate at least three business days prior to the Anticipated Closing Date, or the Merger Agreement will terminate pursuant to such prior notice.

        (h) By AEA, if its Board of Directors determines in good faith (after consultation with legal counsel) that such action is required in order for the directors to comply with their respective fiduciary duties under applicable law.

        (i) Automatically, if thirty-one (31) days have elapsed since (i) regulatory approval for the Mergers was denied or withdrawn by the regulators provided new regulatory applications have not been filed or (ii) certification is delivered that the AEA shareholders have failed to approve this Agreement and Plans of Merger.

    11.2  Effect of Termination.

             11.2.1 In the event this Agreement is terminated pursuant to one of the subsections of Section 11.1, this Agreement shall become wholly void and of no further force and effect, except that the provisions of this Section 11.2 and of Sections 11.3, 12.3, and 12.8 shall survive termination of this Agreement.

            11.2.2 In the event this Agreement is terminated pursuant to one of the subsections of Section 11.1, there shall be no liability on the part of any party or its respective Board of Directors as a result of such termination or abandonment, except as described in Sections 11.2.3, 11.2.4, 11.2.5 and 11.2.6.

            11.2.3 In the event this Agreement is terminated by Cowlitz pursuant to Sections 11.1(c) or AEA pursuant to Sections 11.1(d) (provided that there is no failure of any covenant or condition on the part of the terminating party), the breaching party will reimburse the terminating party for all reasonable legal, accounting, financial advisor, and other expenses incurred in the negotiation, due diligence, drafting of this Agreement and any regulatory applications and proxy solicitation materials, regulatory application and securities registration fees, and expenses of printing and mailing the Proxy Statement ("Transaction Expenses"). AEA shall reimburse Cowlitz for Transaction Expenses if AEA terminates this Agreement under Section 11.1(h) .

            11.2.4 In the event the AEA shareholders do not approve this Agreement and the Plans of Merger and if there is no failure of any covenant or condition on the part of Cowlitz, AEA will reimburse Cowlitz $200,000 for its Transaction Expenses.

            11.2.5 In addition to the reimbursement obligations in Sections 11.2.3 and 11.2.4, provided there is no failure of any covenant or condition on the part of Cowlitz, in the event this Agreement is terminated and within 18 months of the date of this Agreement, AEA enters into a definitive agreement for an Alternative Acquisition Transaction, which is ultimately consummated (regardless of when the Alternative Acquisition Transaction is consummated), then AEA shall pay to Cowlitz a termination fee of $575,000.

            11.2.6 If there is a Change in Control of Cowlitz and subsequent thereto, Cowlitz terminates this Agreement pursuant to Section 11.1(c) or Section 11.1(e) due to circumstances that were not the result of a willful or intentional act or gross negligence by AEA, AEA Bank, or any of their directors, officers, employees or agents, then Cowlitz shall reimburse AEA for its Transaction Expenses up to a maximum of $200,000. For purposes of this Section 11.2.6, a "Change of Control" means a change in the majority of the Board of Directors of Cowlitz without the consent or recommendation of the current Board of Directors. For purposes of this Agreement, the current Board of Directors of Cowlitz consists of all persons serving as directors of Cowlitz on the date hereof, and includes any person who hereafter becomes a director by appointment by the current Board of Directors or upon the recommendation or nomination for election by the shareholders by the current Board of Directors, or any director appointed at the direction of any appropriate state or federal banking supervisory agency.

    11.3 Return of Documents. In the event of termination of this Agreement, Cowlitz and AEA will promptly deliver to each other all originals and copies of documents and work papers obtained from the other party, whether so obtained before or after the execution hereof, and will not use any information so obtained, and will not disclose or divulge such information so obtained; provided, however, that any disclosure of such information may be made to the extent required by applicable law or regulation or judicial or regulatory process; and provided further that neither party shall be obligated to treat as confidential any such information which is publicly available or readily ascertainable from public sources, or which was known to such party at the time that such information was disclosed to it by the other party or which is rightfully received by such party from a third party; and further provided that a party may retain copies of documents and work papers obtained from the other party if so required by applicable law. The obligations arising under this Section 11.3 shall survive any termination or abandonment of this Agreement.

12.  Miscellaneous Provisions.

    12.1 Amendment or Modification. Prior to the Effective Date, this Agreement and the Plans of Merger may be amended or modified, either before or after approval by the shareholders of AEA and Cowlitz, only by an agreement in writing executed by the parties hereto upon approval of their respective Boards of Directors; provided, however, that no such amendment or modification shall decrease the amount or modify the form of consideration to be received by the AEA shareholders pursuant to the Holding Company Plan of Merger without the approval of the AEA shareholders, except as provided in such Holding Company Plan of Merger, or as provided under Section 2.3.2.

    12.2 Public Statements. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties to such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 12.2 shall not be required if the delay would preclude the timely issuance of a press release or public statement required by law or any applicable regulations. The provisions of this Section 12.2 shall not be construed as limiting the parties from communications consistent with the purposes of this Agreement, including but not limited to seeking regulatory and shareholder approvals necessary to complete the transactions contemplated by this Agreement and the Plans of Merger.

    12.3 Confidentiality. Each party shall use the non-public information that it obtains from the other parties to this Agreement solely for the effectuation of the transactions contemplated by this Agreement and the Plans of Merger or for other purposes consistent with the intent of this Agreement and shall not use any such information for other purposes, including but not limited to the competitive detriment of the other parties. Each party shall maintain strictly confidential all non-public information it receives from the other parties and shall, upon termination of this Agreement prior to the Effective Date, return such information in accordance with Section 11.3. The provisions of this Section 12.3 shall not prohibit the use of information consistent with the provisions of Sections 11.3 or prohibit disclosure of information to the parties' respective counsel, accountants, tax advisors, and consultants, provided that those persons also agree to maintain such information confidential in accordance with this Section 12.3 and Sections 11.3 hereof.

    12.4 Waivers and Extensions. Each of the parties hereto may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other parties hereto or waive compliance by the other parties hereto of any of the covenants or conditions contained herein or in the Plans of Merger, other than those required by law. No such waiver or extension of time shall constitute a waiver of any subsequent or other performance or compliance. No such waiver shall require the approval of the shareholders of any party.

    12.5 Expenses. Each of the parties hereto shall pay their respective expenses in connection with this Agreement and the Plans of Merger and the transactions contemplated thereby, except as otherwise may be specifically provided.

    12.6 Binding Effect, No Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties.

    12.7 Representations and Warranties. The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties, and except for claims based upon fraud of the parties or their representatives, shall expire as of the Effective Date.

    12.8 Remedies. Except for claims based upon fraud of the parties or their representatives, the only remedy available to any party hereunder is for amounts payable pursuant to Section 11.2 and specific performance of this Agreement. Notwithstanding the foregoing, a party may seek equitable relief and damages for a violation of Section 11.3 and 12.3 and the members of AEA's board of directors may seek equitable remedies and damages for violations of Section 7.14.

    12.9 No Benefit to Third Parties. Except for Sections 7.13 and 7.14, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto, any right or remedy under or by reason hereof. Claims of AEA shareholders receiving Cowlitz Common Stock are limited to their rights under applicable federal and state securities law. Representations, warranties and covenants of Cowlitz and Cowlitz Bank herein are for the benefit of AEA and AEA Bank only, are conditions to closing only, and expire as of the Effective Date except as specifically set forth otherwise herein. Representations, warranties and covenants of AEA and AEA Bank herein are for the benefit of Cowlitz and Cowlitz Bank only, are conditions to closing only, and expire as of the Effective Date except as specifically set forth otherwise herein.

    12.10 Notices. Any notice, demand or other communication permitted or desired to be given hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if personally delivered or mailed by registered or certified mail, return receipt requested, or sent via overnight courier to the respective parties at their addresses set forth below:

If to Cowlitz or Cowlitz Bank:
Cowlitz Bancorporation
927 Commerce Avenue
Longview, Washington 98632
Attn: Rich Fitzpatrick
Copies of Notices to Cowlitz to:
Kenneth E. Roberts
Foster Pepper Tooze LLP
601 SW Second Avenue
Portland, OR 97204-3223

If to AEA or AEA Bank:
AEA Bancshares, Inc.
1505 Westlake Avenue North
Seattle, Washington 98105
Attn: Chuck Brooks
Copies of Notices to AEA to:
Sandra Gallagher-Alford
Davis Wright Tremaine LLP
2600 Century Square
1501 Fourth Avenue
Seattle, Washington 98101

        Any party from time to time may change such address by so notifying the other parties hereto of such change, which address shall thereupon become effective for purposes of this Section 12.10.

    12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

    12.12 Entire Agreement. This Agreement, including all of the schedules and exhibits hereto and other documents or agreements referred to herein, constitutes the entire agreement between the parties with respect to the Mergers and other transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such matters.

    12.13 Headings. The article and section headings in this Agreement are for the convenience of the parties and shall not affect the interpretation of this Agreement.

    12.14 Counterparts. At the convenience of the parties, this Agreement may be executed in counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute but one Agreement.

     IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions adopted by a majority of their respective Boards of Directors, have each caused this Agreement to be executed by its duly authorized officers.

COWLITZ BANCORPORATION By:/s/ Rich Fitzpatrick Rich Fitzpatrick President and Chief Executive Officer	AEA BANCSHARES, INC. By:/s/ Clyde B. Brooks, Jr. Clyde B. Brooks, Jr. President and Chief Executive Officer

COWLITZ BANK By:/s/ Rich Fitzpatrick Rich Fitzpatrick President and Chief Executive Officer	ASIA-EUROPE-AMERICAS BANK By:/s/ Clyde B. Brooks, Jr. Clyde B. Brooks, Jr. Interim President and CEO

(Continued on Next Page)

The undersigned members of the Board of Directors of AEA and AEA Bank execute this Agreement for the limited purposes of Sections 6.19 hereof.

/s/Charles K. Barbo_________	/s/Hans Mauritzen__________
Charles K. Barbo	Hans Mauritzen

/s/Per Heggelun____________	/s/Clark Mock_____________
Per Heggelund	Clark Mock

/s/Jan Kristiansen___________	/s/Akhil Shah______________
Jan Kristiansen	Akhil Shah

EXHIBIT 99.1

May 4, 2005 4:30 p.m. Pacific Time
Company Press Release

SOURCE & CONTACT:

Cowlitz Bancorporation	AEA Bancshares, Inc.
Richard J. Fitzpatrick	Clyde ("Chuck") Brooks, Jr.
President and Chief Executive Officer	Interim President and Chief Executive Officer
360-423-9800	206-301-0180

 Cowlitz to Acquire AEA Bancshares
AEA Bank to Merge into Cowlitz Bank

Longview, WA and Seattle, WA, May 4, 2005 - Cowlitz Bancorporation, (NASDAQ: CWLZ), parent company of Cowlitz Bank (www.cowlitzbank.com) today announced the signing of a definitive agreement for the merger of AEA Bancshares, Inc. (AEA), parent company of Asia-Europe-Americas Bank, into Cowlitz Bancorporation (Cowlitz) in a stock transaction. Simultaneously, Asia-Europe-Americas Bank will merge into Cowlitz Bank.

Upon completion of the transaction, Asia-Europe-Americas Bank's single Seattle branch will operate under the Bay Bank name. Cowlitz operates branches under the Bay Bank name in Portland and Wilsonville, Oregon and Bellevue, Washington, in addition to its four Cowlitz Bank branches in Cowlitz County, Washington. Cowlitz also operates a Bay Bank loan production office in Vancouver, Washington. This acquisition marks Cowlitz' expansion into the Seattle market.

"This transaction continues our strategy of growth in King County," said Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation. "We will be able to bring a variety of additional banking products and services to small and medium sized businesses in the Seattle market, complementing our presence in the Bellevue area. The strategically located facility on Lake Union is near a variety of companies with whom we expect to do business."

"AEA Bancshares has been limited in its ability to grow the Bank and enhance shareholder value," said Per Heggelund, Chairman of AEA Bancshares. "By merging with Cowlitz Bancorporation, our customers and shareholders will have access to a growing institution, which successfully operates in the small to mid-size business sector. Over the past year, our Board has explored a number of different options and decided that the all-stock offer from Cowlitz offers our shareholders better upside potential than if we were to remain independent."

"With our management team's expertise and demonstrated track record of resolving credit issues and growing the commercial banking business at Cowlitz," said Fitzpatrick, "we are confident that working together, we will be able to provide the necessary leadership and capital infusion to reenergize Asia-Europe-Americas Bank's operations in Seattle."

The boards of directors of both companies have unanimously approved the transaction. Completion is expected sometime in the fourth quarter of 2005 and is subject to regulatory and AEA Bancshares shareholder approval. Foster Pepper Tooze LLP and FIG Partners LLC advised Cowlitz Bancorporation, and Davis Wright Tremaine LLP and Sandler O'Neill & Partners, L.P. advised AEA Bancshares, Inc.

At closing, the combined organizations will have assets in excess of $400 million and deposits of over $350 million. As of March 31, 2005, Cowlitz Bancorporation held total assets of $287 million and total deposits of $248 million. Total assets at AEA Bancshares, as of December 31, 2004, were $113 million and total deposits were $102 million. Cowlitz Bancorporation expects the merger to be accretive to earnings per share in 2006.

Terms of the Agreement

The all stock transaction is valued between approximately $5.8 million and $6.9 million, depending on the outcome of certain matters prior to closing. AEA shareholders may also receive certain pre- and post-closing recoveries from third parties, payable in Cowlitz stock or cash. AEA Bancshares shareholders will receive between approximately 514,000 and 618,000 shares of Cowlitz Bancorporation common stock for outstanding AEA Bancshares common stock, assuming no further upward adjustments apply. This results in a per share value of approximately $19.45 to $23.36, based on the May 3, 2005 closing price of Cowlitz' stock of $11.20 per share.

About the Companies

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank's divisions include Bay Bank located in Bellevue and Vancouver, Washington and Portland and Wilsonville, Oregon; and Bay Mortgage, with residential lenders in three of the Bank's Cowlitz County branches, as well as the Vancouver office. Cowlitz specializes in commercial banking services for Northwest businesses, professionals, and retail customers, and offers trust services out of Longview and Vancouver, Washington, and in its Bay Bank branch in Portland, Oregon.

AEA Bancshares is the holding company for Asia-Europe-Americas Bank. AEA Bank is headquartered and operates out of its single branch office in Seattle, Washington. Asia-Europe-Americas Bank was established in 1995 and focuses on providing commercial banking services to businesses and professionals in the greater Seattle area.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Cowlitz Bancorporation's filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include the outcome of certain of AEA's third party claims and disputes which would result in adjustments to the purchase price, whether Cowlitz and AEA receive required regulatory approvals, whether AEA Bancshares, Inc.'s shareholders approve the merger, the risk that the proposed merger is not consummated and the timing of completion, uncertainties associated with integration of operations and the attendant cost of combining the banks, whether the transaction will be accretive to Cowlitz shareholders, the quality of AEA Bank's assets that Cowlitz will acquire, the ability of Cowlitz to retain customers of AEA following the merger, acceptance of Bay Bank's products and services in the marketplace, and intense competition within the retail banking industry.